SCHEDULE 14A

(RULE 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.     )

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Filed by a Party other than the Registrant    ☐

Check the appropriate box:

☐ Preliminary Proxy Statement	☐ Confidential, For Use of the Commission Only(as permitted by Rule 14a-6(e)(2))
☒ Definitive Proxy Statement
☐ Definitive Additional Materials
☐ Soliciting Material Under Rule 14a-12

Capella Education Company

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒    No fee required.

☐    Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

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☐    Fee paid previously with preliminary materials:

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4.	Date Filed:

Capella Tower

225 South 6th Street, 9th Floor

Minneapolis, Minnesota 55402

(888) 227-3552

March 25, 2011

Dear Shareholder:

You are cordially invited to attend the annual meeting of shareholders of Capella Education Company to be held at the Capella Tower, 225 South 6th Street, 3rd Floor Conference Center, Minneapolis, Minnesota 55402, commencing at 9:00 a.m. Central Time on Tuesday, May 10, 2011.

The Secretary’s notice of annual meeting and the proxy statement that follow describe the matters to come before the meeting. During the meeting, we also will review the activities of the past year and items of general interest about our company.

This year we are continuing to take advantage of the Securities and Exchange Commission (SEC) rule allowing companies to furnish proxy materials to shareholders over the Internet. If you are a shareholder who holds shares of our common stock in an account at a brokerage firm, bank or similar organization, you will receive a Notice Regarding the Availability of Proxy Materials by mail from the organization holding your account. The Notice contains instructions on how you can access our proxy materials and vote your shares over the Internet. It also will tell you how to request a paper or e-mail copy of our proxy materials.

If you are a shareholder whose shares are registered directly in your name with our transfer agent, Wells Fargo Bank, N.A., you will continue to receive a copy of the proxy statement and our annual report by mail.

We hope that you will be able to attend the meeting in person and we look forward to seeing you. Please mark, date and sign the enclosed proxy and return it in the accompanying envelope, or vote the enclosed proxy by telephone or through the Internet in accordance with the voting instructions set forth on the enclosed proxy card, as quickly as possible, even if you plan to attend the annual meeting. You may revoke the proxy and vote in person at that time if you so desire.

Sincerely,

J. Kevin Gilligan

Chairman and Chief Executive Officer

VOTING METHODS

The accompanying proxy statement describes important issues affecting Capella Education Company. If you are a shareholder of record, you have the right to vote your shares through the Internet, by telephone or by mail. You also may revoke your proxy any time before the annual meeting. Please help us save time and administrative costs by voting through the Internet or by telephone. Each method is generally available 24 hours a day and will ensure that your vote is confirmed and posted immediately. To vote:

1.	BY TELEPHONE

a.	On a touch-tone telephone, call toll-free 1-800-690-6903, 24 hours a day, seven days a week, through 11:59 p.m. (ET) on May 9, 2011.

b.	Please have your proxy card available and follow the instructions provided.

2.	BY INTERNET

a.	Go to the web site at www.proxyvote.com, 24 hours a day, seven days a week, through 11:59 p.m. (ET) on May 9, 2011.

b.	Please have your proxy card available and follow the instructions provided to obtain your records and to create an electronic voting instruction form.

3.	BY MAIL (if you vote by telephone or Internet, please do not mail your proxy card)

a.	Mark, sign and date your proxy card.

b.	Return it in the enclosed postage-paid envelope.

If your shares are held in an account at a brokerage firm, bank or similar organization, you will receive voting instructions from the organization holding your account and you must follow those instructions to vote your shares. You will receive a Notice Regarding the Availability of Proxy Materials that will tell you how to access our proxy materials on the Internet and vote your shares over the Internet. It will also tell you how to request a paper or e-mail copy of our proxy materials.

Your vote is important. Thank you for voting.

Notice of Annual Meeting of Shareholders

to be held on May 10, 2011

The annual meeting of shareholders of Capella Education Company will be held at the Capella Tower, 225 South 6th Street, 3rd Floor Conference Center, Minneapolis, Minnesota 55402, commencing at 9:00 a.m. Central Time on Tuesday, May 10, 2011 for the following purposes:

1.	To elect the following 11 individuals to our Board of Directors, to serve until the next annual meeting of shareholders and until their successors have been duly elected and qualified: J. Kevin Gilligan, Mark N. Greene, Michael A. Linton, Michael L. Lomax, Jody G. Miller, Stephen G. Shank, Andrew M. Slavitt, David W. Smith, Jeffrey W. Taylor, Sandra E. Taylor, and Darrell R. Tukua.

2.	To ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2011.

3.	To submit an advisory vote on the executive compensation of our Named Executive Officers (Say on Pay).

4.	To submit an advisory vote on the frequency with which our shareholders will consider approving the compensation for our Named Executive Officers (Say When on Pay).

5.	To approve an Incentive Bonus Plan.

6.	To transact other business that may properly be brought before the meeting.

Our Board of Directors has fixed March 14, 2011 as the record date for the meeting, and only shareholders of record at the close of business on that date are entitled to receive notice of and vote at the meeting.

Your proxy is important to ensure a quorum at the meeting. Even if you own only a few shares, and whether or not you expect to be present, you are urgently requested to vote the enclosed proxy by telephone or through the Internet in accordance with the voting instructions provided to you. If you received a paper copy of the proxy card by mail, you may also date, sign and mail the proxy card in the postage-paid envelope that is provided. The proxy may be revoked by you at any time prior to being exercised, and voting your proxy by telephone or through the Internet or returning your proxy by mail will not affect your right to vote in person if you attend the meeting and revoke the proxy.

By Order of the Board of Directors,

Gregory W. Thom

Secretary

Minneapolis, Minnesota

March 25, 2011

PROXY STATEMENT

GENERAL INFORMATION

The enclosed proxy is being solicited by our Board of Directors for use in connection with the annual meeting of shareholders to be held on Tuesday, May 10, 2011 at the Capella Tower, 225 South 6th Street, 3rd Floor Conference Center, Minneapolis, Minnesota 55402, commencing at 9:00 a.m. Central Time and at any adjournments thereof. Our telephone number is (888) 227-3552. The mailing of this proxy statement and our Board of Directors’ form of proxy to shareholders will commence on or about March 25, 2011.

Availability of Proxy Materials

As permitted by rules of the SEC, we are making our proxy materials, which include our notice of annual meeting, proxy statement and annual report, available to certain of our shareholders over the Internet. Any shareholder who holds shares of our common stock in an account at a brokerage firm, bank or similar organization will receive a Notice Regarding the Availability of Proxy Materials by mail from the organization holding the shareholder’s account. The Notice contains instructions on how these shareholders can access our proxy materials and vote their shares over the Internet. These shareholders will not receive proxy materials by mail unless they specifically request that printed copies of the proxy materials be sent to them. The Notice tells these shareholders how to make such a request.

Any shareholder whose shares are registered directly in the shareholder’s name with our transfer agent, Wells Fargo Bank, N.A., will continue to receive a printed copy of the proxy materials by mail.

Record Date and Quorum

Only shareholders of record at the close of business on March 14, 2011 will be entitled to vote at the annual meeting or adjournment. At the close of business on the record date, we had 15,995,786 shares of our common stock outstanding and entitled to vote. A majority of the shares outstanding on the record date, present in person or represented by proxy, will constitute a quorum for the transaction of business at the meeting.

Voting of Proxies

Proxies voted by telephone or through the Internet in accordance with the voting instructions set forth on the enclosed proxy card, or in the accompanying form that are properly signed and duly returned to us, and not revoked, will be voted in the manner specified. A shareholder executing a proxy retains the right to revoke it at any time before it is exercised by notice to one of our officers in writing of termination of the proxy’s authority or a properly signed and duly returned proxy bearing a later date.

Shareholder Proposals

We must receive shareholder proposals intended to be presented at the 2012 annual meeting of shareholders that are requested to be included in the proxy statement for that meeting at our principal executive office no later than November 26, 2011. We must receive any other shareholder proposals intended to be presented at the 2012 annual meeting of shareholders at our principal executive office no earlier than January 11, 2012 and no later than February 10, 2012.

Quorum

The presence at the meeting, in person or by proxy, of the holders of a majority of the shares of common stock outstanding on the record date will constitute a quorum for the transaction of business at the meeting. Abstentions and broker non-votes will be counted as present for purposes of determining the existence of a quorum.

Vote Required

Proposal	Vote Required	Broker Discretionary Voting Allowed
Proposal 1—Election of eleven directors	Plurality of votes cast	No

Proposal 2—Ratification of auditors for fiscal year 2011	Majority of the shares entitled to vote and present in person or represented by proxy(1)	Yes

Proposal 3—Advisory vote on executive compensation	We will consider our shareholders to have approved our executive compensation if the number of votes FOR exceed the number of votes AGAINST	No

Proposal 4—Advisory vote on frequency of advisory vote on executive compensation	The frequency option receiving the most votes will be considered the option selected by our shareholders	No

Proposal 5—Approval of incentive bonus plan	Majority of the shares entitled to vote and present in person or represented by proxy(1)	No

(1)	So long as the number of shares voted exceeds 25% of our outstanding shares.

With respect to Proposal 1, you may vote FOR all nominees, WITHHOLD your vote as to all nominees, or FOR all nominees except those specific nominees from whom you WITHHOLD your vote. The eleven nominees receiving the most FOR votes will be elected. A properly executed proxy marked WITHHOLD with respect to the election of one or more directors will not be voted with respect to the director or directors indicated. Proxies may not be voted for more than eleven directors and shareholders may not cumulate votes in the election of directors.

With respect to Proposals 2, 3 and 5, you may vote FOR, AGAINST or ABSTAIN.

With respect to Proposal 4, you may vote for One Year, Two Years or Three Years, or you may ABSTAIN.

If you abstain from voting on Proposals 1, 3 or 4, the abstention will not have an effect on the outcome of the vote. Abstentions will have the effect of a vote against Proposals 2 and 5. A shareholder who does not vote in person or by proxy on a proposal (including a broker non-vote) will generally have no effect on the outcome of the vote.

Adjournment of Meeting

If a quorum is not present to transact business at the meeting or if we do not receive sufficient votes in favor of the proposals by the date of the meeting, the persons named as proxies may propose one or more adjournments of the meeting to permit solicitation of proxies. Any adjournment would require the affirmative vote of a majority of the shares present in person or represented by proxy at the meeting.

Shares Held in Street Name

The only proposal on which your broker has discretionary authority to vote your shares is Proposal 2 regarding the ratification of our auditors. On any other proposal, your broker does not have discretionary authority to vote your shares. If your shares are held in street name and you do not provide instructions as to how your shares are to be voted on Proposal 1, 3, 4 or 5, your broker or other nominee will not be able to vote your shares on that matter. Accordingly, we urge you to direct your broker or nominee to vote your shares by following the instructions provided on the voting instruction card that you receive from your broker.

Expenses of Soliciting Proxies

We will pay the cost of soliciting proxies in the accompanying form. In addition to solicitation electronically or by the use of mail, certain directors, officers and regular employees may solicit proxies by telephone or personal interview, and may request brokerage firms and custodians, nominees and other record holders to forward soliciting materials to the beneficial owners of our stock, and we will reimburse them for their reasonable out-of-pocket expenses in forwarding these materials.

PROPOSAL NO. 1—

ELECTION OF DIRECTORS

Composition of our Board of Directors

Our bylaws provide that our business will be managed by or under the direction of a Board of Directors. The number of directors constituting our Board of Directors is determined from time to time by our Board of Directors. Our Board currently consists of 11 members. Each director will be elected at the annual meeting to hold office until the next annual shareholders meeting or the director’s resignation or removal. Upon the recommendation of the Governance Committee of the Board of Directors, the Board has nominated the 11 persons named below for election as directors. Proxies solicited by our Board of Directors will, unless otherwise directed, be voted to elect the eleven nominees named below to constitute the entire Board of Directors.

Directors and Director Nominees

Director Nominees: All of the nominees named below are current directors of our company. Each nominee has indicated a willingness to serve as a director for the ensuing year, but in case any nominee is not a candidate at the meeting for any reason, the proxies named in the enclosed proxy form may vote for a substitute nominee selected by the Governance Committee.

The following table sets forth certain information regarding each director nominee:

Name	Age	Position	Committee Membership*
J. Kevin Gilligan	56	Chairman and Chief Executive Officer	None
Mark N. Greene	56	Director	Audit
Michael A. Linton	54	Director	Compensation, Finance
Michael L. Lomax	63	Director	Audit, Governance
Jody G. Miller	53	Director	Finance, Governance (chair)
Stephen G. Shank	67	Director	Finance
Andrew M. Slavitt	44	Director	Compensation (chair)
David W. Smith	66	Lead Director	Compensation, Governance
Jeffrey W. Taylor	57	Director	Audit, Compensation, Finance (chair)
Sandra E. Taylor	60	Director	Compensation, Governance
Darrell R. Tukua	57	Director	Audit (chair), Finance

*	Each of our independent directors, or all of our directors except Mr. Shank and Mr. Gilligan, serves on the Executive Committee.

The biographies of each of the directors below contains information regarding the person’s service as a director, business experience, director positions held currently or at any time during the last five years, information regarding involvement in certain legal or administrative proceedings, if applicable, and the experiences, qualifications, attributes or skills that caused the Governance Committee and the Board to determine that the person should serve as a director of our company.

J. Kevin Gilligan joined our company on March 2, 2009 to serve as our Chief Executive Officer and as a member of our board of directors. On February 23, 2010, he was appointed Chair of our Board of Directors. Mr. Gilligan was previously the Chief Executive Officer of United Subcontractors, Inc., a nationwide construction services company, from 2004 until February 2009. United Subcontractors voluntarily filed for Chapter 11 bankruptcy on March 31, 2009 and emerged from the bankruptcy proceedings on June 30, 2009. From 2001 to 2004, Mr. Gilligan served as President and Chief Executive Officer of the Automation and Control Solutions Group of Honeywell International, a diversified technology and manufacturing company. From 2000 to 2001, Mr. Gilligan served as President of the Home and Building Control Division of Honeywell International. He also served as president of the Solutions and Services Division of Honeywell International from 1997 to 1999 and as Vice President and General Manager of the North American Region of the Home and Building Control Division from 1994 to 1997. Mr. Gilligan is a member of the board of directors for Graco Inc., a publicly held manufacturer and supplier of fluid handling equipment, and from September 2004 until February 2009 was a member of the board for ADC Telecommunications, Inc., a publicly held global supplier of network infrastructure. Mr. Gilligan earned a B.A. from Boston College. He is an experienced leader of large service organizations, with strong skills in strategic planning and operational execution.

Mark N. Greene has served as a director of our company since 2008. Dr. Greene is the Chief Executive Officer and a director of FICO, a provider of credit scoring, decision management, fraud detection and credit risk score services, a position he has held since February 2007. From 1995 through 2007, Dr. Greene held various positions with IBM, a global technology company, including Vice President of Sales and Distribution for Financial Services and General Manager of Global Banking. Dr. Greene earned a B.A. from Amherst and an M.A. and Ph.D. from the University of Michigan. He is an experienced leader of a public company with attributes similar to ours, with strong skills in risk management, strategic planning and operational matters.

Michael A. Linton has served as a director of our company since December 2, 2010. He is the executive vice president, marketing for FMN Technologies, an early stage technology advertising start-up in Silicon Valley, a position he has held since September 2010. From March 2009 to September 2010, Mr. Linton was a consultant, advisor and columnist for Forbes.com, an online business periodical. From December 2006 to March 2009, he served as senior vice president, chief marketing officer for eBay, an online marketplace, as general manager of eBay Motors, eBay Canada, Half.com, eBay Stores and ProStores. Previously he was the executive vice president, chief marketing officer for Best Buy Corporation, a specialty retailer of consumer-electronics and related products and services, from January 1999 to August 2006. Mr. Linton has served as a director on the board of Peet’s Coffee and Tea, a premier specialty coffee and tea company in the U.S., from March 2005 to present. In February 2010, Mr. Linton began his service as a director on the board of Support.com, a company providing online technology services and software to consumers and small businesses. He earned a Master of Business Administration from The Fuqua School of Business at Duke University in Durham, North Carolina; and a Bachelor of Science in Business Administration from Bowling Green State University in Bowling Green, Ohio. Mr. Linton has extensive executive leadership experience and a strong background in marketing, brand development and digital businesses.

Michael L. Lomax has served as a director of our company since December 2, 2010. He is the president and CEO of the United Negro College Fund, serving in this role since 2004. He previously served as president of Dillard University in New Orleans from 1997 to 2004. In addition, Dr. Lomax has served as a director of Whitney Holding Corporation and Whitney National Bank since April 2002. He has also served on numerous boards of directors, including Emory University, Teach for America, The Council of Independent Colleges, The National Alliance for Public Charter Schools, and the KIPP Foundation, the Nation’s largest and highest performing charter school network. Dr. Lomax earned a PhD in American and Afro-American Literature from Emory University in Atlanta, a Master of Arts in English Literature from Columbia University in New York, and a Bachelor of Arts in English from Morehouse College in Atlanta. Dr. Lomax has been a leader in the education field for over 30 years and has extensive experience with learning transformation, access and accountability.

Jody G. Miller has served as a director of our company since 2003. Ms. Miller serves as CEO and President of the Business Talent Group, a company matching independent business executives with interim and project-based assignments, which she founded in 2005. From 2000 through 2007, Ms. Miller was a venture partner with Maveron LLC, a Seattle-based venture capital firm. From 1995 to 1999, Ms. Miller held various positions at Americast, a digital video and interactive services partnership, including as Acting President and Chief Operating Officer, Executive Vice President, Senior Vice President for Operations and Consultant. From 1993 to 1995, Ms. Miller served in the White House as Special Assistant to the President with the Clinton Administration. Ms. Miller is a member of the Board of Directors of the National Campaign to Prevent Teenage Pregnancy, a not-for-profit program devoted to reducing teen pregnancy. In 2009, Ms. Miller joined the Board of Advisors for the Drucker Institute, an organization focused on stimulating effective management and responsible leadership.

Since 2005, Ms. Miller has been serving as a member of the Board of Directors of TRW Automotive Holdings Corp., an NYSE-listed global supplier of automotive components. From 2000 to 2004, Ms. Miller also served as member of the Board of Directors of Exide Technologies, an NYSE-listed battery manufacturing company. Ms. Miller earned a B.A. from the University of Michigan and a J.D. from the University of Virginia. She has extensive experience in our industry and a strong background in corporate governance, talent management and strategic planning.

Stephen G. Shank founded our company in 1991. Mr. Shank served as our Chief Executive Officer until March 2, 2009, and as our chairman until February 23, 2010. Mr. Shank served as a director of Capella University from 2006 to 2009 and from 1993 to 2003. Mr. Shank served as emeritus director of Capella University from 2003 to 2006. From 1979 to 1991, Mr. Shank was Chairman and Chief Executive Officer of Tonka Corporation, an NYSE-listed manufacturer of toys and games. Mr. Shank is a member of the Board of Directors of Tennant Company, an NYSE-listed manufacturer of cleaning solutions. Mr. Shank earned a B.A. from the University of Iowa, an M.A. from the Fletcher School, a joint program of Tufts and Harvard Universities, and a J.D. from Harvard Law School. He has experience leading our company for almost 20 years, a deep understanding of our industry and a strong background in strategic planning.

Andrew M. Slavitt has served as a director of our company since 2007. Since 2006, Mr. Slavitt has served as the CEO of Ingenix, a UnitedHealth Group subsidiary that provides health information technology solutions and consulting to 250,000 health care clients worldwide. He served as the COO of Ingenix from January 2005 through November 2006. From August 2004 through January 2005, Mr. Slavitt served as CEO of the consumer solutions business of UnitedHealth Group. Mr. Slavitt was the founder of HealthAllies, a consumer health care benefits company, and served as its CEO from August 1999 through August 2004. HealthAllies was acquired by UnitedHealth Group in 2003. Mr. Slavitt is a graduate of the Wharton School and The College of Arts & Sciences at the University of Pennsylvania, and received his M.B.A. from Harvard Business School. He is an experienced leader of a large, high growth organization with attributes similar to ours, with strong skills in government relations, strategic planning, and operational and regulated industry matters.

David W. Smith has served as a director of our company since 1998 and is currently our lead director. From 2000 to 2003, when he retired, Mr. Smith was the Chief Executive Officer of NCS Pearson, Inc. Mr. Smith is a member of the board of directors of Plato Learning, Inc., a NASDAQ-listed educational technology company, having served since early 2004. From 2004 to 2009, he served on the Board of Directors of Scientific Learning Corporation, a publicly traded company that provides education software. Mr. Smith earned a B.A. and an M.A. from Southern Illinois University, as well as an M.B.A. from the University of Iowa. He has extensive executive leadership experience in the education services industry and a strong background in strategic planning and operational matters.

Jeffrey W. Taylor has served as a director of our company since 2002. He is currently Senior Vice President, U.S. Government Policy and Investor Relations, for Pearson plc, a position he has held since 2008. He previously served as President of Pearson, Inc., the U.S. holding company of Pearson plc. From 2000 to 2003, Mr. Taylor served as Vice President of Government Relations for Pearson, Inc. From 1994 to 2000, he served as Vice President and Chief Financial Officer of National Computer Systems, an education testing and software company. Mr. Taylor earned a B.S. from Indiana State University. He has extensive executive leadership experience in the education services industry and a strong background in government relations and corporate finance.

Sandra E. Taylor has served as a director of our company since 2006. Ms. Taylor is the President and Chief Executive Officer of Sustainable Business International LLC, a consulting firm specializing in social responsibility and environmental sustainability for global businesses, which she founded in February 2008. From 2003 through January 2008, Ms. Taylor served as Senior Vice President, Corporate Social Responsibility of Starbucks Corporation. Prior to joining Starbucks, Ms. Taylor served as Vice President and Director of Public Affairs for Eastman Kodak Company from 1996 until 2003. She has also held senior leadership positions with a number of other organizations, including ICI Americas Inc. and the European American Chamber of Commerce in the United States. In addition, Ms. Taylor sits on the board of Counterpoint International, a non-profit organization. Ms. Taylor received a B.A. from Colorado Women’s College, and a J.D. from Boston University School of Law. She has extensive experience in government relations and corporate responsibility programs.

Darrell R. Tukua has served as a director of our company since 2004. From 1988 to 2003, when he retired, Mr. Tukua was a Partner with KPMG LLP, a global provider of audit, tax and advisory services which he joined in 1976. Since 2005, Mr. Tukua has served on the board of directors of MMIC Group, an insurance company, where he is also a member of the Audit & Budget, Investment and Strategic Planning Committees. Mr. Tukua is a member of the boards of directors of two subsidiaries of MMIC Group, MMIC Health IT and MMIC Agency. Mr. Tukua served as a board observer for MMIC from 2004 to 2005. In addition, Mr. Tukua has served since 2005 as a member of the board of directors and Audit, Compensation and Nominating/Corporate Governance Committees of Gate City Bank, a retail and commercial bank. During 2004, Mr. Tukua was an advisory board member of Gate City Bank. Mr. Tukua also serves as chair of the board of directors of non-profit Catholic Charities of St. Paul and Minneapolis and on the finance committee of the board of directors of non-profit Allina Health System. Mr. Tukua earned a B.S. from the University of South Dakota. He has extensive experience in finance, accounting, auditing, financial reporting and public company disclosure matters, as well as regulatory compliance, risk management and regulated industry matters.

None of the above nominees is related to each other or to any of our executive officers.

Board of Directors Meetings and Attendance

Our Board of Directors held seven meetings during fiscal year 2010. During fiscal year 2010, each director attended at least 75% of the aggregate number of the meetings of our Board of Directors and of the board committees on which such director serves. We do not have a formal policy regarding attendance of our directors at annual meetings of our shareholders, but we do encourage each of our directors to attend annual meetings of our shareholders. All of our then-directors attended the 2010 annual meeting of our shareholders.

Director Independence

Our Board of Directors reviews at least annually the independence of each director. During these reviews, our Board of Directors considers transactions and relationships between each director (and his or her immediate family and affiliates) and our company and its management to determine whether any such transactions or relationships are inconsistent with a determination that the director was independent. In February 2011, our Board of Directors conducted its annual review of director independence and determined that no transactions or relationships existed that would disqualify any of the individuals who then served as a director under the rules of The NASDAQ Stock Market, Inc. or the SEC, with the exception of Mr. Gilligan, our current Chief Executive Officer, and Mr. Shank, who served as our Chief Executive Officer until March 2009.

Based on a review of information provided by the directors and other information we reviewed, our Board of Directors concluded that none of our non-employee directors have or had any relationship with our company that would interfere with his or her ability to exercise independent judgment as a director. Based upon that finding, our Board of Directors determined that Messrs. Greene, Linton, Lomax, Mitchell, Slavitt, Smith, Taylor and Tukua, and Ms. Miller and Ms. Taylor, are “independent.” The following transactions, relationships or arrangements involving the following directors were considered in reaching this determination: Mr. Slavitt (health care insurance services provided to our company through Medica, a business partner of UnitedHealth Group and Ingenix); and Mr. Taylor (business relationship between our company and Pearson, Inc.). With regard to Mr. Slavitt, the health care insurance services provided to our company by Medica are transactional in nature and not advisory. The relationship between Medica and our company is contractual and not influenced by any language or relationship outside of those defined in the Master Group Contract (MGC). Benefit determination, plan design and eligibility are established by our company, written into the MGC and then administered on a transactional basis by Medica. The amounts we paid to each of Medica and Pearson, Inc. were less than the greater of $200,000 or 5% of the recipient’s gross revenues. Based on a review of the details of these arrangements, our Board of Directors concluded that neither of these arrangements precluded the directors from being “independent” under the applicable NASDAQ rules, and our Board of Directors does not believe that these arrangements interfere with the exercise of independent judgment by these directors.

Committees of Our Board of Directors

Our Board of Directors has five standing committees: Audit, Compensation, Finance, Governance and Executive. The charters for our Audit Committee, Compensation Committee, Governance Committee and Executive Committee are available in the Corporate Governance section of the Investor Relations page on our website at www.capellaeducation.com.

Audit Committee. Our Audit Committee consists of Messrs. Tukua (chair), Greene, Lomax and Taylor. Our Audit Committee is directly responsible for, among other things, the appointment, compensation, retention and oversight of our independent registered public accounting firm. The oversight includes reviewing the plans and results of the audit engagement with the firm, approving any additional professional services provided by the firm and reviewing the independence of the firm. The committee is also responsible for discussing the effectiveness of internal control over financial reporting with the firm and relevant financial management. The purpose and responsibilities of our Audit Committee are more fully described in the committee’s charter, a copy of which, as mentioned in the immediately preceding paragraph, is available on our website. Our Audit Committee held eleven meetings in 2010. Our Board of Directors has determined that each member of our Audit Committee is “independent,” as defined under and required by the rules of The NASDAQ Stock Market, Inc. and the federal securities laws. The Board of Directors has determined that Messrs. Tukua, Greene and Taylor each qualifies as an “Audit Committee financial expert,” as defined under the rules of the federal securities laws.

Compensation Committee. Our Compensation Committee consists of Messrs. Slavitt (chair), Linton, Smith and Taylor and Ms. Taylor. Our Compensation Committee is responsible for, among other things, recommending the compensation level of our chief executive officer to the Executive Committee, determining the compensation levels and compensation types (including base salary, equity awards, perquisites and severance) of the other members of our senior executive team and administering our equity compensation plans and other compensation programs. The Compensation Committee also recommends compensation levels for board members and approves new hire offer packages for our senior executive management. The purpose and responsibilities of our Compensation Committee are more fully described in the committee’s charter. Our Compensation Committee held nine meetings in 2010.

Finance Committee. Our Finance Committee consists of Messrs. Taylor (chair), Linton, Shank and Tukua and Ms. Miller. Our Finance Committee is responsible for, among other things, assisting the Board of Directors in fulfilling its oversight responsibilities related to financing transactions and changes in our capital structure; and acquisitions, joint ventures, divestitures and other business investment transactions in which we may be involved. The purpose and responsibilities of our Finance Committee are more fully described in the committee’s charter. Our Finance Committee held three meetings in 2010.

Governance Committee. Our Governance Committee consists of Ms. Miller (chair), Messrs. Lomax and Smith and Ms. Taylor. Our Governance Committee is responsible for, among other things, assisting the Board of Directors in selecting new directors and committee members, evaluating the overall effectiveness of the Board of Directors, reviewing CEO succession planning, and reviewing developments in corporate governance compliance. The purpose and responsibilities of our Governance Committee are more fully described in the committee’s charter. Our Governance Committee held seven meetings in 2010.

Executive Committee. Our Executive Committee consists of all independent members of our Board of Directors, or all of our directors except Mr. Shank and Mr. Gilligan, and is chaired by Mr. Smith, who is our lead director. Our Executive Committee is responsible for, among other things, evaluating and determining the compensation of our chief executive officer, setting the agenda for meetings of our Board of Directors, establishing procedures for our shareholders to communicate with our Board of Directors and reviewing and approving our management succession plan. The purpose and responsibilities of our Executive Committee are more fully described in the committee’s charter. Our Executive Committee held one meeting and met in executive session following board meetings four times in 2010.

Corporate Governance Principles

Our Board of Directors has adopted Corporate Governance Principles. These guidelines are available on the Corporate Governance section of the Investor Relations page on our website at www.capellaeducation.com.

Code of Business Conduct

We have adopted the Capella Education Company Code of Business Conduct, which applies to all of our employees, directors, agents, consultants and other representatives. The Code of Business Conduct includes particular provisions applicable to our senior financial management, which includes our chief executive officer, chief financial officer, principal accounting officer and other employees performing similar functions. A copy of our Code of Business Conduct is available on the Corporate Governance section of the Investor Relations page on our website at www.capellaeducation.com. We intend to post on our website any amendment to, or waiver from, a provision of our Code of Business Conduct that applies to any director or officer, including our chief executive officer, chief financial officer, principal accounting officer and other persons performing similar functions, promptly following the date of such amendment or waiver.

Corporate Governance Documents Available on Our Website

Copies of our key corporate governance documents are available on the Investor Relations page of our website at www.capellaeducation.com. The charters for our Audit Committee, Compensation Committee, Finance Committee, Governance Committee and Executive Committee, as well as copies of our Corporate Governance Principles and our Code of Business Conduct, are available on our website. In addition, any shareholder that wishes to obtain a hard copy of any of these corporate governance documents may do so without charge by writing to Investor Relations, Capella Education Company, Capella Tower, 225 South 6th Street, 9th Floor, Minneapolis, MN 55402.

Director Qualifications and Diversity

Candidates for director nominees are reviewed in the context of the current composition of our Board of Directors, our operating requirements and the long-term interests of our shareholders. Our Governance Committee works with our Board to determine the appropriate characteristics, skills, and experiences for the Board as a whole and its individual members with the objective of having a Board with diverse backgrounds and experience. Characteristics expected of all directors include independence, integrity, high personal and professional ethics, sound business judgment, and the ability and willingness to commit sufficient time to the Board. We believe all of our directors possess these characteristics.

In evaluating the suitability of individual Board members, the Governance Committee takes into account many factors, including general understanding of business strategy, marketing, finance, executive compensation and other disciplines relevant to the success of a publicly traded company in today’s business environment; understanding of our business and industry; educational and professional background; personal accomplishment; and gender, age, and ethnic diversity. The Governance Committee evaluates each incumbent director to determine whether he or she should be nominated to stand for re-election, based on each director’s qualifications and suitability.

Director Nomination Process

Our Governance Committee selects nominees for directors pursuant to the following process:

•

the identification of director candidates by our Governance Committee based upon suggestions from current directors and senior management, recommendations by shareholders and/or use of a director search firm;

•	a review of the candidates’ qualifications by our Governance Committee to determine which candidates best meet our Board of Directors’ required and desired criteria;

•	interviews of interested candidates who best meet these criteria by the chair of the Governance Committee, the chair of our Board of Directors, and/or certain other directors;

•

recommendation by our Governance Committee for inclusion in the slate of directors for the annual meeting of shareholders or appointment by our Board of Directors to fill a vacancy during the intervals between shareholder meetings; and

•	formal nomination by our Board of Directors.

In 2010, our Board of Directors retained an independent executive search firm to assist in the identification and evaluation of qualified director candidates. Michael A. Linton and Michael L. Lomax were both identified and evaluated as a result of this search. Our Board of Directors, upon recommendation of our Governance Committee, appointed Mr. Linton and Dr. Lomax to our Board on December 2, 2010.

Our Governance Committee will reassess the qualifications and suitability of a director prior to recommending a director for reelection to another term.

Shareholders who wish to recommend individuals for consideration by our Governance Committee to become nominees for election to our Board of Directors at the 2012 annual meeting may do so by submitting a written recommendation to our Governance Committee, c/o General Counsel, Capella Education Company, Capella Tower, 225 South 6th Street, 9th Floor, Minneapolis, Minnesota 55402, no earlier than January 10, 2012 and no later than February 9, 2012. Submissions must include a written recommendation and the reason for the recommendation, biographical information concerning the recommended individual, including age, a description of the recommended individual’s past five years of employment history and any past and current board memberships. The submission must be accompanied by a written consent of the individual to stand for election if nominated by our Governance Committee and to serve if elected by our Board of Directors or our shareholders, as applicable. Alternatively, shareholders may directly nominate a person for election to our Board of Directors by complying with the procedures set forth in our bylaws, any applicable rules and regulations of the SEC and any applicable laws.

Board Leadership Structure

Our Chief Executive Officer also serves as the Chair of our Board of Directors. Given our present size and stage of corporate development, as well as our successful history with a combined Chair/CEO role, our Governance Committee and Executive Committee have determined it is currently appropriate for our CEO to also serve as Board Chair. The Board retains the authority to separate these functions when and if deemed appropriate.

Our Executive Committee also elects a Lead Director from among our independent directors. Mr. Smith, our current Lead Director, has served in that role for over seven years and presides over executive sessions of the independent directors of the Board, works with the Board Chair to set meeting agendas, facilitates information flow and communication among the directors, and acts as a key liaison with the Board Chair.

Role of Board in Risk Oversight

The Board takes an active role in risk oversight of our company both as a full Board and through its committees. Presentations and discussions at Board and committee meetings include an assessment of opportunities and risks inherent in our strategies and external environment. The Board meets in executive session after each regularly scheduled Board meeting to, among other things, assess the quality of the meetings and to collect feedback for the Lead Director to present to the Chair of the Board and management. Such feedback includes any requests for specific information to assist the Board in carrying out its duties, including risk oversight.

Strategic risk, which relates to our company properly defining and achieving our high-level goals and mission, as well as operating risk, the effective and efficient use of resources and pursuit of opportunities, are regularly monitored and managed by the full Board through the Board’s regular and consistent review of our operating performance and strategic plan. For example, at each of the Board’s regularly scheduled meetings throughout the year, management provides presentations on our company’s performance. Pursuant to the Board’s established monitoring procedures, Board approval is required for our strategic plan and annual operating plan, which is reported on by management at each regular Board meeting.

Reporting risk, which relates to the reliability of our company’s financial reporting, and compliance risk, relating to our company’s compliance with applicable laws and regulations, is primarily overseen by the Audit Committee. The Audit Committee receives input directly from management as well as our independent registered public accounting firm, Ernst & Young LLP regarding our financial reporting process, internal controls and public filings. The Committee also receives regular updates from our company’s General Counsel regarding any Code of Conduct issues or legal compliance concerns.

In addition, our management conducts an annual enterprise wide risk assessment. Results of this risk assessment are presented to the Audit Committee. The objectives for the risk assessment process include (i) developing a defined list of key risks to be shared with the Audit Committee, Board and senior management; (ii) facilitating discussion of the risk factors to be included in Item 1A of our Annual Report on Form 10-K and (iii) guiding the development of the next year’s audit plans.

In 2010, the risk assessment process was conducted by our director of internal audit, in consultation with senior leadership from the legal and finance departments. Our director of internal audit interviewed key department and functional leaders from all sections of our company to identify and evaluate risks. Any identified risks were prioritized based on the potential exposure to the business, measured as a function of severity of impact and likelihood of occurrence. The risk profiles were discussed and refined during subsequent discussions with senior management. A summary of the results was presented to the Audit Committee, and the full Board was informed of the risk assessment process. In 2010, we began implementation of a formal Enterprise Risk Management (ERM) process, which included comprehensively reviewing our strategic goals, identifying risks to attaining those strategic goals, categorizing identified risks into risk categories, and risk weighting each risk category based on impact and likelihood.

Compensation Committee Interlocks and Insider Participation

During 2010, Messrs. Slavitt, Smith and Taylor and Ms. Taylor served as the members of our Compensation Committee (Mr. Linton joined the Committee following its final meeting in 2010). None of our executive officers serve or in the past has served, as a member of the Board of Directors or Compensation Committee of any entity that has any of its executive officers serving as a member of our Board of Directors or Compensation Committee.

Communication with our Board of Directors

Interested parties may communicate directly with Mr. Smith, our Lead Director, or the non-management members of our Board of Directors as a group, by mail addressed to the attention of Mr. Smith as Lead Director, or the non-management members of our Board of Directors as a group, c/o General Counsel, Capella Education Company, Capella Tower, 225 South 6th Street, 9th Floor, Minneapolis, MN 55402. If our General Counsel in consultation with Mr. Smith determines that such communication to non-management members as a group is relevant to and consistent with our operations and practices, our General Counsel will then forward the communication to the appropriate director or directors on a periodic basis.

Our Board of Directors recommends that the shareholders vote for the election of each of the eleven nominees listed above to constitute our Board of Directors.

PROPOSAL NO. 2—

RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The firm of Ernst & Young LLP (“Ernst & Young”) has been our independent registered public accounting firm since 1999. Our Audit Committee has selected Ernst & Young to serve as our independent registered public accounting firm for the fiscal year ending December 31, 2011, subject to ratification by our shareholders. While it is not required to do so, our Audit Committee is submitting the selection of that firm for ratification in order to ascertain the view of our shareholders. If the selection is not ratified, our Audit Committee will reconsider its selection, and based on that reconsideration, may or may not select Ernst & Young. Proxies solicited by our Board of Directors will be, unless otherwise directed, voted to ratify the appointment of Ernst & Young as our independent registered public accounting firm for the fiscal year ending December 31, 2011.

A representative of Ernst & Young will be present at the meeting and will be afforded an opportunity to make a statement if the representative so desires and will be available to respond to appropriate questions during the meeting.

Fees

For the years ended December 31, 2010 and 2009, Ernst & Young billed us the amounts set forth below for professional services rendered in connection with audit, audit-related, tax and other professional services.

Services Rendered	2010	2009
Audit Fees(1)	$570,112	$540,145
Audit-Related Fees	—	—
Tax Fees	—	—
All Other Fees(2)	34,695	1,995

Total Fees	$604,807	$542,140

(1)	Audit Fees include fees associated with the annual audit, including the audit of internal control over financial reporting, the reviews of our quarterly reports on Form 10-Q, and services provided by the auditor in connection with statutory and regulatory filings.
(2)	In 2010, All Other Fees related to due diligence and a license fee for an accounting database. In 2009, All Other Fees related to a license fee for an accounting database.

Approval of Independent Registered Public Accounting Firm Services and Fees

The Audit Committee has adopted a policy regarding pre-approval of audit and non-audit services performed by the company’s independent registered public accounting firm. The Audit Committee is responsible for pre-approving all engagements of the company’s independent registered public accounting firm. The policy also highlights services the Audit Committee will and will not approve for audit and non-audit services. The policy requires written documentation be provided by the independent registered accounting firm to the Audit Committee for all tax services. In addition, all required discussions are held between the independent registered accounting firm and the Audit Committee.

The Audit Committee may, annually or from time to time, set fee levels for certain non-audit services, as defined in the policy, that may be paid for all non-audit services. Any engagements that exceed those fee levels must receive specific pre-approval from the Audit Committee. The Audit Committee may delegate to the Audit Committee chair authority to grant pre-approvals of permissible audit and non-audit services, provided that any pre-approvals by the chair must be reported to the full Audit Committee at the next scheduled meeting.

On a regular basis, management provides written updates to the Audit Committee consisting of the amount of audit and non-audit service fees incurred to date. All of the services described above were pre-approved by the company’s Audit Committee.

Our Board of Directors recommends that the shareholders vote for the ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2011.

AUDIT COMMITTEE REPORT

The role of our Audit Committee, which is composed of four independent non-employee directors, is one of oversight of our company’s management and Ernst & Young, our independent registered public accounting firm, in regard to our company’s financial reporting and internal control over financial reporting. In performing our oversight function, we relied upon advice and information received in our discussions with management and Ernst & Young.

We have (a) reviewed and discussed our company’s audited consolidated financial statements for the fiscal year ended December 31, 2010 with management; (b) reviewed and discussed with management their assessment of our company’s internal control over financial reporting; (c) discussed with Ernst & Young the matters required to be discussed by the applicable requirements of the Public Company Accounting Oversight Board (PCAOB); and (d) received the written disclosures from Ernst & Young regarding the matters required to be discussed by the applicable requirements of the PCAOB regarding communications with the audit committee regarding Ernst & Young’s independence and discussed with Ernst & Young their independence.

Based on the review and discussions with management and our company’s independent registered public accounting firm referred to above, we recommended to our company’s Board of Directors that the audited consolidated financial statements be included in our company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2010 for filing with the SEC.

Audit Committee:

Darrell R. Tukua, Chair

Mark N. Greene

Michael L. Lomax

Jeffrey W. Taylor

PROPOSAL NO. 3—

ADVISORY VOTE TO APPROVE EXECUTIVE COMPENSATION (SAY ON PAY)

As described in detail under the heading “Executive Compensation—Compensation Discussion and Analysis,” our executive compensation programs are designed to attract, motivate, and retain our named executive officers, who are critical to our success. Under these programs, our named executive officers are rewarded for the achievement of specific annual, long-term and strategic goals, and the realization of increased shareholder value. Please read the “Compensation Discussion and Analysis” beginning on page 15 for additional details about our executive compensation programs, including information about the fiscal year 2010 compensation of our named executive officers.

We are asking our shareholders to indicate their support for our named executive officer compensation as described in this proxy statement. This proposal, commonly known as a “say-on-pay” proposal, gives our shareholders the opportunity to express their views on our named executive officers’ compensation. This vote is not intended to address any specific item of compensation, but rather the overall compensation of our named executive officers and the philosophy, policies and practices described in this proxy statement. Our Board of Directors, upon recommendation of our Compensation Committee, recommends that you vote “FOR” the following resolution at the Annual Meeting:

“RESOLVED, that the compensation of the named executive officers, as disclosed in the Company’s Proxy Statement for the 2011 Annual Meeting of Shareholders, including the Compensation Discussion and Analysis, compensation tables and related narrative disclosure, is hereby approved.”

The say-on-pay vote is advisory, and therefore not binding on our company, our Compensation Committee or our Board of Directors. Our Board of Directors and our Compensation Committee value the opinions of our shareholders and to the extent there is any significant vote against the named executive officer compensation as disclosed in this proxy statement, we will seek to understand our shareholders’ concerns and the Compensation Committee will evaluate whether any actions are appropriate to address those concerns.

Our Board of Directors, upon recommendation of our Compensation Committee, recommends shareholders vote for the approval of the compensation of our Named Executive Officers as disclosed in this proxy statement.

PROPOSAL NO. 4—

ADVISORY VOTE TO APPROVE FREQUENCY OF SAY ON PAY VOTE BY SHAREHOLDERS (SAY WHEN ON PAY)

Our shareholders are entitled to indicate how frequently we should seek an advisory vote on the compensation of our named executive officers, as disclosed pursuant to the SEC’s compensation disclosure rules, such as Proposal 3 included on page 11 of this proxy statement. By voting on this Proposal 4, shareholders may indicate whether they would prefer an advisory vote on named executive officer compensation once every one, two, or three years.

After careful consideration of this proposal, our Board of Directors, upon recommendation of our Compensation Committee, has determined that an advisory vote on executive compensation that occurs every year is the most appropriate alternative for our company, and therefore our Board of Directors recommends that you vote for “One Year” as the interval for the advisory vote on executive compensation.

In formulating its recommendation, our Board of Directors considered that an annual advisory vote on executive compensation will allow our shareholders to provide us with their direct input on our compensation philosophy, policies and practices as disclosed in the proxy statement every year.

You may cast your vote on your preferred voting frequency by choosing the option of one year, two years or three years or you may abstain from voting.

The option of one year, two years or three years that receives the highest number of votes cast by shareholders will be the frequency for the advisory vote on executive compensation that has been selected by shareholders. However, because this vote is advisory and not binding on our Board of Directors or the company in any way, our Board of Directors may decide that it is in the best interests of our shareholders to hold an advisory vote on executive compensation more or less frequently than the option approved by our shareholders.

Our Board of Directors, upon recommendation of our Compensation Committee, recommends shareholders vote for the option of once every year as the frequency with which shareholders are provided an advisory vote on executive compensation.

PROPOSAL NO. 5—

APPROVAL OF CAPELLA EDUCATION COMPANY INCENTIVE BONUS PLAN

Our Board of Directors, upon recommendation of the Compensation Committee, approved the Capella Education Company Incentive Bonus Plan (the “Plan”) on February 23, 2011, subject to shareholder approval. The purpose of the Plan is to tie compensation directly to performance metrics that we believe are important to our shareholders. The Plan provides cash awards to eligible management level employees to encourage them to produce a superior return for our shareholders and to encourage those members to remain in the employ of Capella Education Company.

The basic features of the Plan are summarized below. The Plan operates in a similar manner to the current Capella Education Company Annual Incentive Bonus Plan (the “Annual Plan”), except that it provides for performance periods that may be longer or shorter than one fiscal year in length. While the Company does not expect to make any grants, other than an annual incentive grant under the Annual Plan in fiscal 2011, the Compensation Committee has considered revising our executive officer compensation program to include a long-term cash incentive award component. We are seeking shareholder approval of the Plan so that the Compensation Committee would be able to grant such awards commencing in fiscal 2012. The Plan will not become effective unless approved by our shareholders. If the Plan is approved, we will cease making incentive bonus awards under the Annual Plan because the Plan will allow us to make both annual awards, as well as longer-term awards. The Plan is a multi-year plan that can be used for awards in 2012 and future years. We are seeking shareholder approval of the Plan so that certain amounts paid under the plan will qualify for the performance-based compensation exemption from the $1 million limitation on deductibility of compensation under Section 162(m) of the Internal Revenue Code.

Administration. The Compensation Committee, all of whose members are independent directors, will administer the Plan to the extent that awards relate to eligible management level employees, and the Executive Committee will administer the Plan to the extent that awards relate to our chief executive officer. The Compensation Committee and the Executive Committee, as applicable, are collectively referred to as the “Committee.” The Committee will have the authority to grant cash incentive awards upon such terms, consistent with the terms of the Plan, as it considers appropriate, to eligible management level employees. The Committee will have authority to interpret all provisions of the Plan, to establish, amend, waive and rescind any rules and regulations relating to the administration of the Plan and to make all other determinations necessary or advisable for the administration of the Plan. The Committee may delegate its Plan administration authority to our chief executive officer and vice president of human resources with regard to eligible management level employees who are not executive officers. Awards granted pursuant to such delegated authority will be made consistent with the criteria established by the Committee and will be subject to any other restriction placed on the delegation by the Committee.

Eligibility. Any management level employee designated by the Committee from time to time is eligible to participate in the Plan. The Committee determines which management level employees will participate in the Plan for a given year or other performance period. Criteria considered by the Committee when selecting management level employees include scope and level of responsibility, organizational impact, internal equity and external competitiveness. Awards for management level employees who work less than full time will be prorated accordingly.

Determination of Performance Targets. Awards may be based on one or more of the following performance targets chosen by the Committee:

•	net revenue;

•	stock price;

•	market share;

•	sales;

•	earnings per share;

•	return on equity;

•	costs;

•	operating income;

•	net income before interest, taxes, depreciation and/or amortization;

•	net income before or after extraordinary items;

•	return on operating assets or levels of cost savings;

•	earnings before taxes;

•	net earnings;

•	asset turnover;

•	total shareholder return;

•	pre-tax, pre-interest expense return on invested capital;

•	return on incremental invested capital;

•	free cash flow;

•	cash flow from operations;

•	customer satisfaction (i.e., learner satisfaction); and

•	learner success.

The foregoing metrics must be calculated and measured in an objective manner. In addition to the foregoing metrics, for any award, or portion of an award, to a participant who is not a covered officer under Section 162(m) of the Internal Revenue Code or that is not intended to constitute performance-based compensation under Section 162(m) of the Internal Revenue Code, the performance targets may include any other measures as the Committee may determine.

The Committee may select different performance targets for different participants in any performance period. In addition to selecting the performance targets, the Committee will also approve the level of attainment required to earn a payment under an award. The required level of attainment can be measured as an absolute amount, on a per share basis, as a change from a prior performance period or relative to a designated peer group or index of comparable companies. The performance targets may be tied to corporate, group, unit, division, affiliate or individual performance. The Committee also selects the performance period over which the performance will be measured.

Determination of Cash Incentive Amounts. The degree of attainment for each participant to receive an award will be determined by the Committee. At the end of the performance period, the Committee will certify in writing the degree to which performance targets were attained and the awards payable to the participants. The participants will receive payment in cash as soon as practicable, but in no event later than two and a half months after the performance period. At any time during the performance period, the Committee has discretion to amend the performance targets to reflect material adjustments in or changes to our policies, to reflect material corporate changes such as mergers or acquisitions, and to reflect such other events having a material impact on the performance targets, so long as such adjustments to awards qualifying as performance-based compensation under Section 162(m) of the Internal Revenue Code will not disqualify the award.

Maximum Payments. The maximum amount payable under the Plan to any covered officer under Section 162(m) of the Internal Revenue Code for any year cannot exceed $8 million.

Amendments. The Board of Directors may at any time terminate, suspend or modify the Plan and the terms and provisions of any award to any participant that has not been paid. Amendments are subject to approval of the shareholders only if such approval is necessary to maintain the Plan in compliance with the requirements of Section 162(m) of the Internal Revenue Code.

Tax Matters. As described in the Compensation Discussion and Analysis section of this Proxy Statement, Section 162(m) of the Internal Revenue Code limits the deductibility of compensation paid to our covered officers to $1 million per year. This limitation does not apply to “performance-based compensation.” One of the conditions for qualification as “performance-based compensation” is that the shareholders must approve the material terms of the performance targets and re-approve those material terms every five years. Amounts paid under the objective performance targets established under the Plan will, under current tax law, qualify as performance-based compensation if shareholders approve the Plan.

Plan Benefits. The Plan will be effective as of February 23, 2011 so long as it is approved at a meeting of the shareholders at the meeting. As a result, the first awards granted under the Plan will relate to fiscal 2012. Amounts payable under the Plan for fiscal 2012 are not determinable because the performance targets and target opportunities will not be set by the Committee until early in fiscal 2012. However, the benefits paid to our named executive officers for annual incentives under the similar plan for fiscal 2010 are set forth under the Non-Equity Incentive Plan Compensation column of the Summary Compensation Table on page 26.

Our Board of Directors, upon recommendation of the Compensation Committee, recommends that shareholders vote for approval of the Plan.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Overview

The Compensation Committee of our Board of Directors establishes and oversees our compensation programs as they apply to our executive officers. The Compensation Committee is responsible for ensuring that our compensation programs position us to compete successfully for skilled executive talent in our dynamic business environment. The goal of our compensation program is to align compensation with our shareholder interests, our business objectives, regulatory guideposts, learner interests and culture.

Capella has designed our compensation programs with a primary focus on overall company performance, while serving learner interests, and enhancing productivity. Compensation is designed to be compliant with all U.S. Department of Education regulatory limitations and is expressly not tied to driving enrollment levels or financial aid levels. We target base pay, annual executive incentives and our long term incentive at a market median position. We believe this allows us to best align with shareholder interests and ensures that a significant portion of our executives’ pay is based on performance objectives.

Our Philosophy

We believe that compensation programs should be a tool to increase shareholder value by linking corporate strategy and business objectives. Five key business objectives and their corresponding compensation element(s) are as follows:

i.	Attract, retain and motivate talent (tied to salary and annual adjustments);

ii.	Pay for performance (tied to annual incentive plan);

iii.	Align interests of business leaders with those of shareholders (tied to long term incentive compensation);

iv.	Align compensation with strategy (tied to long term incentive compensation);

v.	Not encourage inappropriate risk taking (tied to all plans).

The underpinning of our compensation plans is our commitment to our learners and to leading the organization with high integrity in a way that reflects all of our corporate values.

Additionally, we believe compensation arrangements, including base salary, short- and long-term incentive opportunities, perquisites and other compensation, should be consistent with relevant industry norms and must comply with all applicable rules and regulations including United States Department of Education incentive compensation regulations.

Executive Summary

Key Actions and Decisions in 2010. Highlighted below are some of the key actions and decisions with respect to our executive compensation programs for 2010 as approved by the Committee with counsel from its independent compensation consultant, Aon Hewitt.

•

The Committee and management reviewed and refreshed Capella’s compensation philosophy. This provided a strong foundation for the Committee to work with its new (as of late 2009) compensation consulting firm, Aon Hewitt, and an effective way to transition leadership of the Compensation Committee as the former chair retired from the Board in May 2010. The Committee has a new chair and two new members, including one with considerable chair experience.

•	The Committee divided the review of our peer group into two phases, each to be conducted in successive years. This allows for a more in depth analysis while providing continuity and annual review.

•

We formalized the process used to evaluate risks associated with our compensation programs. The Committee completed a formal review of assessments by management and its compensation consultant relating to compensation risk. The Committee concluded that our compensation policies and practices for fiscal 2010 do not create risks that are reasonably likely to have a material adverse effect on us.

•

The Committee engaged in a year long discussion of the appropriate design of long term incentive plans to address the changing marketplace, leadership demands, regulatory compliance environment and business challenges.

•

In February 2011, the Committee adopted a policy providing for the adjustment or recovery of compensation in certain circumstances related to certain financial restatements. This policy applies to all future cash and equity incentive compensation from the point at which the policy was adopted and applies to senior executives during and after their employment with Capella.

Key Compensation Design Features. Our compensation plans continue to reflect the values of our company. Highlighted below are some of the most important features.

•	Independence of our Compensation Committee, the membership of which was expanded in 2010.

•	Ongoing monitoring and compliance of our stock ownership guidelines.

•	Strong alignment of our long-term incentive pay to executives with the interests of shareholders.

•

Consistency of our short-term incentive compensation of executives with that of other management staff (not including those directly engaged in enrollments, advising or financial aid), based on revenue and operating income.

Role of Compensation Consultants and Management

The Compensation Committee works with an external, independent consulting firm, Aon Hewitt, who has no other significant compensation consulting engagements with management at Capella. Aon Hewitt was hired by and reports to the Compensation Committee and works collaboratively with management.

The consultants are engaged to:

•	Compile/assess market competitiveness for the compensation of Capella’s executives, consistent with our compensation philosophy,

•	Provide counsel on Committee best practices, market changes and responses to regulatory changes,

•	Review and provide input on the companies included in our comparator group used for benchmarking purposes, and

•	Provide direction and input on the design of the short- and long-term compensation programs.

At times management recommends compensation work to be conducted by the compensation consultant, such as market data collection and review for specific positions. However, all compensation consultant work is authorized by the Committee prior to any work being completed by the consultant.

In 2010, Aon Hewitt facilitated a discussion of the Committee and management on Capella’s compensation philosophy. This resulted in the restated position outlined at the beginning of this document. This work also resulted in significant discussion of the appropriate form of the long term incentive plan to accomplish the Committee’s stated goals.

Management, including the CEO, CFO and SVP Capella Experience, works collaboratively with the consultants to:

•	Ensure the consultants’ understanding of executive positions to be benchmarked,

•	Provide guidance on business objectives and priorities in designing the short- and long-term incentive plans, and

•	Provide input on the value and contributions of the executive officers.

Additionally, our finance and legal departments provided information to the Compensation Committee on important accounting, tax, financial, disclosure and other legal matters that may be applicable to plan design and implementation decisions. The following management representatives regularly participate in Compensation Committee meetings: CEO, CFO, SVP Capella Experience, General Counsel, Senior Corporate Attorney, and Director of Total Rewards.

Our CEO makes recommendations to the Committee about the compensation of executive officers other than himself.

Compensation Determination

Benchmarking. We benchmark our executive compensation against the for-profit education sector, along with the general market for executive-level talent, at least once annually.

Our annual peer group review process, conducted every August, is divided into two phases in alternate years: (i) review and affirm criteria (i.e. industry, size, etc.); and (ii) review current peer group companies to determine if any should be considered for removal, consider the impact of such change, and decide if any need to be added.

In 2010, we conducted the second phase of our process. We maintained our comparator group used in the previous two years, with the exception of the removal of SkillSoft, as they are no longer a public company. Our comparator group is a combination of competitors in the education field and companies outside of education with similar business models. When comparators were selected, we identified high performing mid-cap companies that are demonstrating high growth, and in which both technology and customer retention/renewal played a significant role in their success. Our specific comparators are listed below in numbers one and two below.

For purposes of comparison to companies in the for-profit education sector in 2010, we used three types of sources: (1) public filings for companies in the education industry, including: American Public Education, Inc., Apollo, Blackboard, Career Education Company, Corinthian Colleges, DeVry, ITT Educational Services, K12 and Strayer, and (2) public filings for companies outside the education industry, including Administaff, Advisory Board Company, Allscripts Healthcare Solutions, Corporate Executive Board, FTI Consulting, Huron Consulting, Interactive Data Corporation, Monster Worldwide, Morningstar Inc., WebMD Health Corporation and Weight Watchers, and (3) well-established third party executive compensation survey sources that include a representative sample of organizations The list of comparator companies may change over time. The public filings utilized provided us information on the compensation for our comparators’ top five named executive officers. The information from all companies identified is grouped together to form a range and median. A standard deviation is identified to provide perspective on the amount of variability in the data between companies.

We believe it is important to understand and compare our compensation to other for-profit educational institutions. These firms vary greatly in size, approach and even target customer. For those that are significantly larger or smaller in size (e.g. revenue, income, and/or enrollment), their compensation data provides points of reference rather than targets. The Compensation Committee will be reviewing the peer group in 2011 to ensure alignment with our compensation philosophy.

In 2010, working with the Committee’s executive compensation consultant, Aon Hewitt, we benchmarked our compensation against our comparator group and against general industry surveys, looking at base salary; total cash compensation, which is comprised of base salary and short-term incentive compensation; and total direct compensation, which is comprised of total cash compensation plus the value of long-term incentive compensation. In making decisions on the compensation for Executive officers, the Committee considered the executive’s experience, performance, and competitive benchmarking to align pay and performance. The Committee reviewed the resulting executive’s total compensation relative to the benchmark data and considers the pay of each executive appropriate relative to market median pay.

Capella’s CEO uses the market data provided by the consultants (along with an assessment of the performance and impact of each executive) to recommend to the Committee the appropriate compensation levels (base pay, short-term incentive compensation target and long-term incentive target) for each of the other Executive officers. This was taken into consideration as the Committee made its decisions. The Committee had sole responsibility for the final compensation decisions for all Executive officers.

Performance Assessment of Executive Management

Each year, the Executive Committee of the Board of Directors conducts a performance review of the CEO. For other Executive officers, the CEO prepares the performance assessment and provides to the Compensation Committee. Both the CEO’s review and the review of the Executive officers are focused on achievement of specific, measurable organizational goals and milestones, and on demonstration of key leadership competencies. Following this review of the CEO, the Executive Committee directs the Compensation Committee to prepare a recommendation of compensation for the CEO. The recommendation, which considers the market benchmarking performed, and the performance of the CEO, is made to the Executive Committee who makes the final determination on the appropriate compensation. In the case of the Executive officers other than the CEO, the CEO provides to the Compensation Committee his compensation recommendations. The recommendations are reviewed in light of the market benchmarking and performance of each Executive officer. If agreed, the Committee forwards these recommendations to the Executive Committee for final approval.

In 2010, the Executive Committee of the Board of Directors conducted an annual review of our chief executive officer, Mr. J. Kevin Gilligan, consistent with the above described process.

At the direction of the Executive Committee, the Compensation Committee developed a proposed compensation for Mr. Gilligan, using the performance assessment along with the market data prepared by the consultants. This proposal was reviewed, and submitted for final approval, by the Executive Committee of the Board of Directors.

2010 Changes in Named Executive Officers

In May 2010, Capella announced that Ms. Martin, senior vice president and chief financial officer, would leave the organization at the end of 2010. Her replacement, Steven Polacek, was hired in September 2010.

In hiring Capella’s new CFO, the Compensation Committee consulted the same sources of data referenced in the previous section on benchmarking to ensure an appropriate compensation package was offered. The compensation philosophy outlined above served as the primary guiding principle: ensuring the package (1) supported the need to attract an executive with the appropriate skill sets to create and lead our company through expected future growth in a dynamic, competitive environment; (2) included elements that are directly tied to performance metrics that we believe are important to our shareholders; (3) reflected a balance between short- and long-term, risk and security, and reward and retention, and lastly (4) was consistent with relevant industry norms and in compliance with all applicable rules and regulations including U.S. Department of Education incentive compensation regulations.

Mr. Polacek was provided a base pay and annual and long term incentive pay targets that are consistent with our pay philosophy and the market data. He received a new hire grant of restricted stock units approximately equal to the prorated portion of his target annual grant.

Compensation Elements

It is our practice not to enter into employment agreements for our employees, except in the case of our CEO, Mr. Gilligan who was hired in 2009. We have selectively offered signing bonuses and/or guaranteed incentive compensation for the first year of employment.

Our current executive compensation mix includes the following elements: base salary; short-term incentive opportunity, generally in the form of annual cash bonuses based on achievement of company and individual performance objectives; long-term incentive opportunity, in the form of both stock options, and restricted stock units (RSUs); severance benefits; and other benefits generally available to all employees. Perquisites are not a significant component of our executive compensation. The majority of the value of the short-term incentive opportunity in 2010 was based on annual company financial performance; the rest on individual performance. The long term incentive compensation, based on long-term appreciation in value of our stock, is granted with 67% of the value in stock option awards and the remaining value delivered in the form of RSUs.

Base Salary. Base salary reflects the experience, knowledge, skills and performance record the executive brings to the position, and is influenced by market factors.

The Compensation Committee annually reviews salaries for our executive officers against performance and market survey data. In 2010, four of our named executives officers held positions commonly held in other organizations (CEO, CFO, VP Marketing, University President), and thus were directly benchmarked to similarly titled positions in our peer comparators’ organizations. In some cases, market competitive information may be difficult to obtain due to unique duties and responsibilities of a particular position. In those cases, Capella matches positions to the closest comparable peers consistent with our strategy. This was the case for Mr. Carpenter and Ms. Chial in 2010, who served in the capacities of SVP Strategy and Business Development and SVP Capella Experience, respectively.

Consistent with common practice in executive compensation our consultants proposed, and the Compensation Committee approved, that we group our senior executives into three tiers reflective of the scope of their assignment and contributions to Capella. These tiers allowed the consultants to expand their benchmarking and we used those tiers to align salary ranges, and short-term and long-term incentive targets.

Individual executive base salaries may be adjusted based on individual performance, company performance and placement relative to compensation benchmarks. The performance assessment for each executive includes an evaluation of performance against objectives established at the beginning of the year and demonstration of leadership competencies. In evaluating executive performance for purposes of merit pay adjustments, the Compensation Committee also considers overall company performance, and the performance of the functional area(s) under an executive’s scope of responsibility.

Annual Incentive Opportunity. The annual incentive opportunity for our executives is provided through our cash-based management incentive plan. The purpose of the plan is to tie executive compensation directly to performance metrics we believe are important to our shareholders, along with factors which drive business success such as learner outcome management. The plan is intended to encourage eligible management employees to produce a superior return for our shareholders and to remain in the employ of Capella. The management incentive plan is based on targets that reward strong company financial performance and growth, year over year, and is administered to comply with Department of Education guidelines described above in this Compensation Discussion and Analysis under “Overview.” The Committee reviewed the design of this plan and determined it remained appropriate and effective.

The level of participation for each executive in the annual incentive plan is based upon the degree to which his or her position impacts overall financial performance of the company, and also by benchmarking target incentive compensation levels to comparable positions in our peer companies.

Target award opportunities were established as a percentage of the executive’s base salary, and ranged from 40 to 100 percent of base salary for 100 percent achievement of targets in 2010.

At the beginning of each year, the Compensation Committee approves a payout matrix that details payout opportunities based on the company’s achievement of plan objectives for the year. Upon completion of the fiscal year, executives receive incentive payments, if earned, pursuant to the terms of the management incentive plan and the payout matrix approved at the beginning of the year.

In making its annual determination of minimum, target and maximum payout levels under the annual incentive plan, the Compensation Committee may consider any specific and unusual circumstances facing us during the year. Specifics of the 2010 plan and executive payouts appear in following sections.

Long Term Incentive Opportunity. Capella believes that an important way to align executives’ interests with those of the shareholders is to use equity grants in long-term compensation. Capella’s long-term incentives for executives have been comprised of equity grants with greater than one year vesting (most frequently stock options with four year progressive vesting). In 2010, the value of our annual grant was comprised of approximately one-third of its value of the total grant in the form of restricted stock units (with three year cliff vesting) and the remainder in the form of stock options (with four year progressive vesting).

Equity grants are generally made once annually to eligible executives. As needed to attract qualified candidates, we make an equity grant at the time of hire. Alternately, a newly promoted executive is eligible for a grant commensurate with their level at the next regularly scheduled annual grant. At times, our Committee may identify a need to strengthen retention value for a key executive and do so through a special compensation grant. In 2010, our CEO, Mr. Gilligan, was provided an equity grant, described in the section titled “Plans and Executive Compensation Decisions”.

Target grant levels are reviewed each year and set by the Compensation Committee. The Committee determines the amount of the long-term incentive opportunity by comparing to companies in the for-profit education sector and appropriate comparators outside the education sector. The same set of comparators is used for this benchmarking as are used to benchmark base pay and short-term incentive opportunity. As is the case for salary and short-term incentives, the benchmark information provides a median value and range for each position. This process is outlined above in the section titled, “Benchmarking”.

Target grant levels for each executive are expressed as a percent of the executives’ base pay. Target grant values for our executive officers range from 65 to 230 percent of base salary. In making decisions on the grant levels for these officers, the Committee referenced the range of competitors’ long-term incentive targets (as described above), and considered the performance level and experience of each executive. Actual grants made to named executives in 2010 appear in the table titled “Grants of Plan-Based Awards in 2010”.

Perquisites and Other Compensation. Employee benefits offered to key executives are designed to meet current and future health and security needs for the executives and their families. Executive benefits are generally the same as those offered to all employees, except that medical insurance premiums are paid in full by the company for the named executive officers enrolled in our medical benefit plan. The employee benefits offered to all eligible employees include medical, dental and life insurance benefits, short-term disability pay, long-term disability insurance, flexible spending accounts for medical expense reimbursements, and a 401(k) retirement savings plan that includes a partial company match. In addition, named executive officers are eligible to participate in our Senior Executive Severance Plan.

The 401(k) retirement savings plan is a defined contribution plan under Section 401(a) of the Internal Revenue Code. Employees may make contributions into the plan, expressed as a percentage of compensation, up to prescribed IRS annual limits. We provide an employer matching contribution of 100% on the first 2% of employee pay contributed, and 50% on the next 4% of employee pay contributed, for a maximum match of 4%.

Our Senior Executive Severance Plan applies to our named executive officers and certain other senior executive officers. The plan provides severance benefits upon the occurrence of certain triggering events. The Compensation Committee believes that such a plan is necessary to attract and retain key executives in the company’s competitive employment market. Our Senior Executive Severance Plan pays additional benefits to most executives covered thereunder in the event of a change in control followed by an involuntary termination or termination for good reason. The Compensation Committee chose this “double trigger” design because it believed such design to be most consistent with current best practices.

Under our 1993 and 1999 Stock Option Plans, any vested but unexercised stock options at the time of retirement may be exercised for a period of 60 days and three months, respectively, after retirement. Under our 2005 Stock Incentive Plan, vested but unexercised stock options may be exercised for up to one year after retirement.

2010 Plans and Executive Compensation Decisions

The compensation philosophy outlined above served as the primary guiding principles for compensation decisions regarding Mr. Gilligan and the other named executives. The Committee considered individual performance, market competitiveness, need for retention, the most effective means to align the interests of business leaders with those of shareholders and align compensation with the business strategy. Set forth below is a discussion of compensation actions for each named executive officer, which reflects how the Committee viewed compensation in 2010.

Generally, the Committee’s compensation actions for 2010 reflect the continued strong performance in 2009 and 2010 ahead of the company’s initial projections. These decisions demonstrate that the Board is focused on holding leaders accountable, retaining and rewarding our strong leaders, building stability in our leadership team and driving long-term growth and productivity.

Base salary adjustments were generally quite modest. Three of the named executive officers had increases of between two and four percent. This reflected their market position and individual performance. Mr. Van de Loo was granted two base salary increases during the year in recognition of his expanded scope, growth and performance in his position. His compensation went from $220,000 to $260,000 during the year. Mr. Gilligan’s increase of 13% reflected the success achieved in 2009 and the increasing complexity of his position, given our regulatory and market environment.

In light of the strong Company performance in 2009 and reflective of the Committee’s interest in providing a significant incentive for Mr. Gilligan to remain with Capella, the Committee recommended to the Board which approved an additional one time equity award to Mr. Gilligan. The Committee granted 5,610 RSUs with five year cliff vesting. This was made at the same time as his annual grant.

The annual cash incentive plan payments are outlined below. This plan is designed to allow the named executive officer to earn above target compensation only where Capella as a Company delivers. As a corporation, Capella exceeded our published expectations for both operating income and revenue. As such, our 2010 annual incentive plan will pay out at approximately 150% of target with variation based on individual performance to set goals as described below.

2010 Annual Incentive Plan. Capella Education Company manages our annual incentive plan within the framework of the shareholder-approved Annual Incentive Plan. A portion of our cash-based incentive plan permits payments that constitute “performance-based compensation” which are therefore exempt from the $1 million limit on deductible compensation under Section 162(m).

In 2010, the annual incentive plan was based on the company’s overall annual financial performance, as well as individual operational goal results. Our plan provided participants an opportunity to earn from 0 to 200 percent of the targeted incentive depending on the degree to which the company achieved its annual performance objectives for revenue, operating income and the degree to which the participants performed on their individual key objectives.

In 2010, the financial metrics accounted for 75 percent of the targeted incentive opportunity. Revenue accounted for 60 percent and operating income accounting for 40 percent of the financial component of the targeted opportunity. This weighting is based on our belief that revenue growth is a more critical goal at this stage of our development, is more important to our shareholders, and is the key driver for continuing to improve operating income growth.

Additionally, select plan participants (including all executive officers) identified individual objectives. The objectives of the executive officers were reviewed and approved by the Committee and reflect key financial, functional, departmental or individual goals which are critical contributors to our organization’s long-term health and success. The individual goals of our named executive officers are concentrated in the areas of regulatory compliance, talent management, productivity/cost management, academic quality and business development initiatives appropriate to their specific job responsibilities. The individual objectives create increased accountability for key deliverables. Below are those performance factors considered in determining each named executive’s bonus payment for the 25 percent of their bonus tied to individual goals.

2010 Annual Incentive Plan Measures and Weights

Applicable to: CEO, CFO, SVPs, VPs and some Directors in Key Operating Roles

Plan Components and Measures	Weights
Company Financial Measures	75%
Revenue	45%
Operating Income	30%
Performance on Key Individual Goals	25%
Incentive Opportunity for Achieving 100% of all Targets	100%

2010 Annual Incentive Plan Payout Levels

Payout Level as Percentage of Applicable Objective(1)	Level of Achievement Compared to Objective
	Revenue Growth	Operating Income Growth(2)
50%	18.1%	24.3%
100%	23.4%	36.3%
200%	30.0%	53.8%
Range from 0 to 200%	Performance on Key Goals

(1)	Performance ratings on the key goals component can range from 0 – 100 percent. Performance between minimum and maximum levels would result in prorated payments to plan participants. If Capella performs above 100 percent on financial goals, the executives’ bonus opportunity on the individual goal portion of their plan will rise consistent with the firm’s financial performance.
(2)	Achievement of operating income growth of at least 24.3 percent of the target is required as a condition for any payout for revenue performance.

This annual incentive plan has the necessary management controls to limit the amount of operating risk – using both revenue and operating income with minimum levels before payout is possible and caps on maximum payouts.

In 2010, we achieved $426.1 million in revenue and $94.7 million in operating income. Based on the combined results achieved for these plan components, participants earned a total 150.8 percent of the targeted incentive opportunity in 2010.

2010 Annual Incentive Plan Individual Goal Results. Performance against the objectives listed below accounted for 25 percent of each executive’s total bonus opportunity, with the exception of Mr. Polacek, who, due to his date of hire, did not participate in the individual goal component of the annual incentive plan. Assessment of performance against these goals for all executive officers was done by the CEO and presented to the Compensation Committee.

Mr. Gilligan’s performance on his goals determined one-quarter of his bonus payment. In particular in 2010, the Executive Committee evaluated Mr. Gilligan on financial performance as outlined in the annual operating plan, quality and compliance objectives, marketing and product development performance, talent and culture development objectives. As a result of his performance, the Compensation Committee awarded Mr. Gilligan 100 percent of his target bonus potential relating to his individual performance.

Based on Ms. Martin’s performance and achievements as leader of the Company’s finance group, her transition of leadership to Mr. Polacek, and execution of changes in learner financing and talent management, Mr. Gilligan recommended that the Compensation Committee award Ms. Martin 100 percent of her target bonus potential relating to her individual performance objectives. The Compensation Committee accepted Mr. Gilligan’s recommendation.

Dr. Offerman filled the role of interim University President in 2010, while Capella conducted a national search for Mr. Cassirer’s replacement. Capella hired Mr. Larry Isaak in November. As such, Dr. Offerman’s performance and achievements were evaluated based on his leadership of the University. Mr. Gilligan recommended that the Compensation Committee award Dr. Offerman 100 percent of his target bonus potential relating to his individual performance objectives. The Compensation Committee accepted Mr. Gilligan’s recommendation.

Based on Ms. Chial’s performance and achievements as leader of the Company’s human resources and the broader Capella experience groups (which include enrollment services, advising, and learner administration), her successful execution on specific measureable service goals, her previously outlined people strategy and her leadership of the operational realization of learner differentiation, Mr. Gilligan recommended that the Compensation Committee award Ms. Chial 100 percent of her target bonus potential relating to her individual performance objectives. The Compensation Committee accepted Mr. Gilligan’s recommendation.

Mr. Carpenter served as our Senior Vice President of Strategy and Business Development. In particular in 2010, the CEO evaluated Mr. Carpenter on his successful development and execution of a business development strategy. As a result of his performance, Mr. Gilligan recommended and the Compensation Committee approved an award to Mr. Carpenter of 100 percent of his target bonus potential relating to his individual performance.

Mr. Van de Loo served as our Vice President of Portfolio Strategy. His performance on his goals determined one-quarter of his bonus payment. In particular in 2010, the CEO evaluated Mr. Van de Loo on his development and execution on new product introductions, marketing/brand plan and talent development. As a result of his performance, Mr. Gilligan recommended and the Compensation Committee approved an award to Mr. Van de Loo of 100 percent of his target bonus potential relating to his individual performance.

2010 Long Term Incentive Plan Awards. The Committee’s 2010 long term incentive equity grant award levels were consistent with the performance level Capella realized in 2009 (overall 125% of plan), with variations based on individual performance. Grants ranged from 90 to 125 percent of the executives’ market based target awards.

2011 Variable Pay Plans

2011 Management Incentive Plan. In 2011 Capella applied very similar principles to the design of the short-term (annual) management incentive plan as we did in 2010.

The level of participation for each executive is based upon the degree to which his or her position impacts overall financial performance of the company, and also on market competitive factors. Target award opportunities are established as a percentage of the executive’s base salary, and ranged from 50 to 100 percent of base salary for 100 percent achievement of targets.

•

Financial measures which drive bonus earning opportunities are year-over-year revenue growth and the level of operating income. We consider both revenue and operating income, key metrics which are aligned with shareholder interests.

•	A component that pays for achievement of quantitatively significant key learner satisfaction improvements has also been included. This is shared by all plan participants.

•

A component that pays for achievement of key initiatives/objectives for all plan participants is used to focus executives on important long-term, non-financial goals, including learner outcome management, academic excellence and course quality, productivity and process improvement, operational excellence in learner initiatives, efficiency, talent management and development, and new business development.

All such 2011 plans and individual goals for our Executive officers have been reviewed and approved by the Compensation Committee.

Operating risk is managed in the same way in 2011 as in 2010 with a minimum performance threshold, maximum payout cap and use of multiple metrics.

Awards in this plan are made under the provisions of the shareholder approved incentive bonus plan.

2011 Annual Incentive Plan Design: Measures and Weights

	Weights
Plan Components and Measures	Applicable to the all Executive Officers	Applicable to Select Leaders*
Company Financial Measures	70%	0%
Operating Income	35%	0%
Revenue	35%	0%
Shared Learner Satisfaction Objectives	20%	40%
Key Initiatives/Objectives	10%	60%
Incentive Opportunity for Achieving 100% of All Targets	100%	100%

*	In compliance with anticipated U.S. Department of Education guidance, select leaders in our enrollment services, financial aid and advising groups who are directly actively involved in the practical decision making which influences day-to-day activities, policies and practices with regard to how select positions interact with learners and make decisions as it relates to financial aid, enrollment and re-enrollment practice will be excluded from the standard annual incentive plan. That plan bases the payment of incentive compensation on Capella’s revenue and operating income, both of which are tied closely to enrollment. Capella will continue to provide incentive compensation as a portion of total compensation for these select leaders, but do so on the basis of other non-financial goals and performance standards, to ensure compliance with the DOE regulations.

As the DOE has not yet finalized their guidance to the for-profit educational sector, Capella may modify the annual incentive plan for select leaders. Any such changes will be reflected in our 2011 Proxy.

Our annual incentive plan’s minimum threshold (the level below which management will earn no bonus) and maximum (the level above which management’s bonus payment remains static), are set consistent with our annual financial plan. Payments to plan participants for performance between minimum and maximum levels will be prorated. The Compensation Committee believes the payout schedules provide the appropriate rewards for achieving year-over-year growth.

2011 Management Incentive Plan Design: Payout Levels—2011 Long Term Incentive Plan. In 2010, the Committee engaged in a discussion with management and our consultant to determine the best approach to long term incentives as the organization faces significant changes in the regulatory environment and increased competition, to ensure alignment with our shareholders’ interests in the creation of long term value. No changes were made at this time to the plan or the target levels as a part of our executives’ total compensation.

In 2011, the long term plan will include annual grants of a mix of RSUs and stock options which vest over a three to four year period. The value of the award will be comprised of 33% restricted shares, 67% options.

Policies and Practices

Grants of Equity Awards. Capella has a clear and consistent policy for all equity grants which stipulates that no grants shall occur on a date when our insider trading window is closed, which includes the period beginning the sixteenth day of the third month of a quarter, and continuing through the second trading day after a release of the previous quarter’s earnings, in addition to other times throughout the year when we may be aware of material, non-public information.

This policy helps ensure that option grants are made at a time when any material information that may affect our stock price has been provided to the market and, therefore, the exercise price or value of the award reflects the fair value of our stock based on all relevant information.

Promotional and other discretionary grants may occur at regularly scheduled Committee meetings throughout the year. The full Board of Directors must approve all equity awards to non-employee directors. In the case of option awards, the exercise price of the option award is set equal to the closing price of our common stock on the date of grant.

Equity Terms and Conditions. Since 2006, the terms of new stock options do not exceed seven years. At that time, we also adopted a practice of issuing nonqualified stock options and discontinued issuing incentive stock options. Vesting schedules for option awards are generally four years, at 25 percent per year. Vesting schedules for awards of RSUs are generally three year cliff vesting. We believe this schedule reinforces performance over the long term, which will ultimately be reflected in the stock price.

Stock Ownership Guidelines. In December 2008, our Board of Directors revised the stock ownership guidelines for our officers. The amended guidelines (shown below) clarify the positions covered under the guidelines. The intent of the guidelines is for executive officers to retain the equity awarded by Capella until the applicable retention amount is satisfied, rather than creating an expectation that executives need to make open market purchases to meet the guidelines. Prior to satisfying the guidelines, the only permitted disposition is sale/forfeiture to cover income tax liability associated with option exercises, the lapsing of restrictions on restricted stock awards or the constructive receipt of shares underlying restricted stock units. Compliance is measured at the time of proposed sale transactions using recent trading prices to determine fair market value.

The Retention Guidelines remain unchanged and are as follows(1):

Position	Company Common Stock Value Equal to:
Chief Executive Officer	Four times annual salary
Chief Operating Officer(2)	Three times annual salary
Senior Vice Presidents	Two times annual salary
Vice Presidents	One times annual salary

(1)	These stock ownership guidelines apply to Vice Presidents who have been identified as “officers” for purposes of Section 16 of the Securities Exchange Act of 1934 except for the VP Finance/Controller and those holding an executive officer position on an “acting” or “interim” basis.
(2)	There is currently no one who holds the title of Chief Operating Officer.

The stock ownership guidelines can be met through holding shares, in-the-money vested stock options, vested restricted stock or restricted stock units or a combination of these equity types. For executive officers other than the CEO or CFO, exceptions to the guidelines must be approved by the CEO or the CFO and reported to the Compensation Committee. For the CEO or CFO, exceptions must be approved by the Compensation Committee. Lastly, our insider trading policy prohibits executives from engaging in margin loans or otherwise pledging their shares. All sales by our executives in 2010 were made in accordance with the stock ownership guidelines.

Accounting and Tax Impact of Executive Compensation Programs. Section 162(m) of the Internal Revenue Code of 1986, as amended, imposes a $1 million limit on the amount that a public company may deduct for compensation paid to the company’s CEO or any of the company’s four other most highly compensated executive officers who are employed as of the end of the year. This limitation does not apply to compensation that meets the requirements under Section 162(m) for “qualifying performance-based” compensation (i.e., compensation paid only if the individual’s performance meets pre-established objective goals based on performance criteria approved by shareholders).

A portion of our cash-based annual management incentive plan permits payments that constitute “performance-based compensation” which are therefore exempt from the $1 million limit on deductible compensation under Section 162(m). The portion of our LTI awards that is in the form of stock options (67% of the value of the LTI in 2010) would also be exempt from the $1 million limit on deductible compensation under Section 162(m). All other portions of our executive compensation plans are subject to 162(m).

COMPENSATION COMMITTEE REPORT

The Compensation Committee has discussed and reviewed the Compensation Discussion and Analysis with management. Based upon this review and discussion, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement.

Compensation Committee:

Andrew M. Slavitt, Chair

Michael A. Linton

David W. Smith

Jeffrey W. Taylor

Sandra E. Taylor

Summary Compensation Table

The following table shows, for (i) our chief executive officer, (ii) each person serving as our chief financial officer, (iii) the three other most highly compensated executive officers of our company, and (iv) a former executive who would otherwise have been one of our three most highly compensated executive officers, together referred to as our named executive officers, information concerning compensation earned for services in all capacities during the fiscal years ended December 31, 2010, December 31, 2009 and December 31, 2008.

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)	Option Awards ($)(1)	Non-Equity Incentive Plan Compensation ($)(2)	All Other Compen- sation ($)(3)	Total ($)
J. Kevin Gilligan	2010	629,808	—	1,009,835	1,303,797	893,955	10,858	3,848,253
Chief Executive Officer	2009	464,423	20,000	634,161	617,508	600,599	10,506	2,347,197
Steven L. Polacek	2010	113,846	—	300,085	—	143,776	155	557,862
Senior Vice President and Chief Financial Officer(4)
Sally B. Chial	2010	308,769	—	112,699	287,579	233,116	10,319	952,482
Senior Vice President—Capella Experience	2009	257,739	—	81,936	164,669	130,101	10,220	644,665
	2008	218,654	—	—	—	59,159	9,567	287,380
Kyle M. Carpenter	2010	330,115	—	85,972	219,723	249,084	10,355	895,249
Senior Vice President—Strategic Business Development
Jason Van De Loo	2010	240,769	—	86,863	222,954	182,571	10,205	743,362
Vice President—Marketing
Michael J. Offerman	2010	286,846	—	86,863	222,954	213,773	10,282	820,718
Chancellor(5)	2009	294,000	—	51,210	102,918	147,000	10,294	605,422
	2008	291,038	—	—	158,907	78,774	9,689	538,408
Lois M. Martin	2010	372,577	—	—	—	365,496	10,426	748,499
Former Senior Vice	2009	338,385	—	122,904	247,003	248,976	10,369	967,637
President and Chief Financial Officer(6)	2008	312,192	—	—	241,718	105,776	9,725	669,411

(1)	Valuation based on the grant date fair value of the awards granted in each fiscal year, calculated in accordance with ASC Topic 718. See Note 9 to our consolidated financial statements for the year ended December 31, 2010 for a description of the assumptions used in each year presented.
(2)	Based on 2010 company performance, incentive awards were paid out at 150.8% of target incentive opportunity; for further information, see table under “Grants of Plan Based Awards in 2010” below.
(3)	Represents the value of our matching contribution to the 401(k) plan accounts of the named executive officers, and the premiums we paid for group term life insurance on behalf of the named executive officers. The amounts for 2010 include:

•	For Mr. Gilligan, a 401(k) matching contribution to his account of $9,800 and life insurance premiums paid on his behalf in the amount of $1,058.

•	For Mr. Polacek, a life insurance premiums paid on his behalf in the amount of $155.

•	For Ms. Chial, a 401(k) matching contribution to her account of $9,800 and life insurance premiums paid on her behalf in the amount of $519.

•	For Mr. Carpenter, a 401(k) matching contribution to his account of $9,800 and life insurance premiums paid on his behalf in the amount of $555.

•	For Mr. Van de Loo, a 401(k) matching contribution to his account of $9,800 and life insurance premiums paid on his behalf in the amount of $405.

•	For Dr. Offerman, a 401(k) matching contribution to his account of $9,800 and life insurance premiums paid on his behalf in the amount of $482.

•	For Ms. Martin, a 401(k) matching contribution to her account of $9,800 and life insurance premiums paid on her behalf in the amount of $626.

(4)	Mr. Polacek joined our company as Senior Vice President and Chief Financial Officer effective September 7, 2010.
(5)	Effective November 1, 2010, Dr. Offerman transitioned from his position as Interim University President (formerly Senior Vice President – External Initiatives) and became President Emeritus of Capella University. Dr. Offerman continues to serve as our employee, but in a non-executive capacity. Effective March 4, 2011, Dr. Offerman was appointed Chancellor of Capella University.
(6)	Effective September 7, 2010, Ms. Martin transitioned from her position as Chief Financial Officer. Ms. Martin continued to serve as a Senior Vice President until the termination of her employment effective January 3, 2011.

Grants of Plan-Based Awards in 2010

The following table sets forth certain information concerning plan-based awards granted to the named executive officers during the fiscal year ended December 31, 2010.

Name	Grant Date	Estimated Possible Payouts Under Non-Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units(4)	All Other Option Awards: Number of Securities Underlying Options (#)(5)	Exercise or Base Price of Option Awards ($/Sh)(6)	Grant Date Fair Value of Stock and Option Awards ($)
		Threshold ($)(1)	Target ($)(2)	Maximum ($)(3)
J. Kevin Gilligan		314,904	629,808	1,259,616
	5/11/2010				11,335			1,009,835
	5/11/2010					40,350	89.09	1,303,797
Steven L. Polacek	12/2/2010	63,561	127,123	254,246	5,315			300,085
Sally B. Chial		77,192	154,385	308,769
	5/11/2010				1,265			112,699
	5/11/2010					8,900	89.09	287,579
Kyle M. Carpenter		82,529	165,058	330,115
	5/11/2010				965			85,972
	5/11/2010					6,800	89.09	219,723
Jason Van De Loo		60,192	120,385	240,769
	5/11/2010				975			86,863
	5/11/2010					6,900	89.09	222,954
Michael J. Offerman		71,712	143,423	286,846
	5/11/2010				975			86,863
	5/11/2010					6,900	89.09	222,954
Lois M. Martin		121,088	242,175	484,350

(1)	Reflects the minimum cash incentive payout possible under the Management Incentive Plan for 2010, which was 50% of target incentive opportunity.
(2)	Reflects the target cash incentive payout possible under the Management Incentive Plan for 2010 for achievement of 100% of target.
(3)	Reflects the maximum cash incentive payout possible under the Management Incentive Plan for 2010, for achievement in excess of 100% of target and up to the maximum, which was 200% of target incentive opportunity. Based on actual plan achievement, a payout of 150.8% was earned.
(4)	Reflects restricted stock units granted under our annual executive grant program. These vest and become 100% exercisable on the third anniversary of the date of grant.
(5)	Reflects stock options granted under our annual executive grant program. These vest and become exercisable in 25% increments on each annual anniversary of the date of grant.
(6)	Reflects fair market value on the date of grant.

Determination of Fair Market Value for Option Awards of Common Stock

In determining the exercise price for stock option grant awards, under our 2005 Stock Incentive Plan, options must be granted at an exercise price not less than the fair market value of our common stock on the grant date, determined by reference to the closing price of our common stock on such date. Prior to our initial public offering in November 2006, the valuation used to determine the fair market value of our common stock at each grant date was performed internally and contemporaneously with the issuance of the options. The options expire on the date determined by the Board of Directors but may not extend more than 10 years from the grant date for options granted prior to August 2, 2006. On August 2, 2006, the Board of Directors approved a change to our stock option policy to shorten the contractual term from 10 years to seven years for future grants. The options generally become exercisable over a four-year period. Shares subject to options that expire or are cancelled become available for re-issuance under the 2005 Plan. We have also issued stock options under two discontinued plans (the 1993 and 1999 Plans). Stock options issued pursuant to the 1993 and 1999 Plans are still outstanding, however, unexercised options that are canceled upon termination of employment are not available for re-issuance.

Employment Agreement Provisions

The following provisions for individual employment agreements are applicable to understanding the compensation tables.

On January 20, 2009, we entered into an employment agreement with J. Kevin Gilligan, pursuant to which Mr. Gilligan agreed to serve as our Chief Executive Officer. Pursuant to the terms of his employment agreement, Mr. Gilligan received, among other things: (1) an initial annualized base salary of $575,000, (2) an initial annual incentive compensation award targeted at 100% of his base salary, and (3) 6,000 shares of restricted stock, subject to a two-year ratable vesting period.

On October 25, 2004, we entered into a letter agreement with Lois M. Martin, pursuant to which Ms. Martin agreed to serve as our senior vice president and chief financial officer. Pursuant to the terms of the letter agreement, Ms. Martin received, among other things, (1) an annual incentive compensation award targeted at 40% of her annual base salary, and (2) an option to purchase 100,000 shares of our common stock at an exercise price of $20.00 per share, of which all have vested. On May 3, 2010, we entered into a transition agreement with Ms. Martin, which supercedes her letter agreement and governed the terms of her continued employment through January 3, 2011. Ms. Martin’s 2010 compensation was not impacted by her transition arrangement, other than she was not granted any equity awards when other executive grants were made on May 11, 2010. As an incentive for Ms. Martin to remain employed with us through the transition period, she will receive a $281,250 retention bonus, paid out over a twelve month period following her employment termination date of January 3, 2011, subject to her compliance with the provisions of terms of her Confidentiality, Non-Competition and Inventions Agreement, dated November 15, 2004.

On December 15, 2010, we entered into a transition agreement with Kyle M. Carpenter, which governs the terms of his continued employment until March 31, 2011. Pursuant to the terms of this agreement, Mr. Carpenter remains eligible to participate in our 2010 annual incentive compensation program. Mr. Carpenter’s 2010 compensation was not otherwise impacted by his transition agreement.

Outstanding Equity Awards at 2010 Fiscal Year-End

The following table sets forth certain information concerning equity awards outstanding to the named executive officers at December 31, 2010.

Name	Option Awards					Stock Awards
	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date		Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)
J. Kevin Gilligan	7,500	22,500	51.21	5/11/2016	(1)
		40,350	89.09	5/10/2017	(2)
	—	—	—	—		3,000	199,740	(3)
						6,100	406,138	(4)
						5,725	381,171	(5)
						5,610	373,514	(6)
Steven L. Polacek	—	—	—	—		5,315	353,873	(7)
Sally B. Chial	22,500	7,500	51.69	8/28/2014	(8)
	2,000	6,000	51.21	5/11/2016	(9)
	—	8,900	89.09	5/10/2017	(10)
	—	—	—	—		1,600	106,528	(11)
	—	—	—	—		1,265	84,224	(12)
Kyle M. Carpenter	—	6,800	89.09	5/10/2017	(13)
	—	—	—	—		700	46,606	(14)
	—	—	—	—		965	64,250	(15)
Jason Van de Loo	1,056	351	42.65	8/8/2014	(16)
	3,750	3,750	66.25	5/12/2015	(17)
	1,100	1,100	53.91	8/13/2015	(18)
	500	1,500	51.21	5/11/2016	(19)
	—	6,900	89.09	5/10/2017	(20)
	3,500	—	20.00	10/26/2015	(21)
	—	—	—	—		500	33,290	(22)
	—	—	—	—		975	64,916	(23)
Michael J. Offerman	—	2,234	42.65	8/8/2014	(24)
	1,775	3,550	53.91	8/13/2015	(25)
	—	3,750	51.21	5/11/2016	(26)
	—	6,900	89.09	5/10/2017	(27)
	—	—	—	—		1,000	66,580	(28)
	—	—	—	—		975	64,916	(29)
Lois M. Martin	4,604	—	20.00	8/1/2013	(30)
	6,892	2,297	42.65	8/8/2014	(31)
	5,400	5,400	53.91	8/13/2015	(32)
	3,000	9,000	51.21	5/11/2016	(33)
	4,124	—	20.00	8/11/2015	(34)
	—	—	—	—		2,400	159,792	(35)

(1)	Stock option granted on 5/12/2009 for 30,000 shares vests and becomes exercisable in 25% increments on each yearly anniversary of the date of the grant.
(2)	Stock option granted on 5/11/2010 for 40,350 shares vests and becomes exercisable in 25% increments on each yearly anniversary of the date of the grant.
(3)	Restricted stock award granted on 3/2/2009 for 6,000 shares vests in 50% increments on each yearly anniversary of the date of grant.

(4)	Restricted stock award granted on 5/12/2009 for 6,100 shares vests on 3 years from the anniversary of the date of grant.
(5)	Restricted stock award granted on 5/11/2010 for 5,725 shares vests on 3 years from the anniversary of the date of grant.
(6)	Restricted stock award granted on 5/11/2010 for 5,610 shares vests on 5 years from the anniversary of the date of grant.
(7)	Restricted stock award granted on 12/2/2010 for 5,315 shares vests in 33% increments on each yearly anniversary of the date of grant.
(8)	Stock option granted on 8/29/2007 for 30,000 shares vests and becomes exercisable in 25% increments on each yearly anniversary of the date of grant.
(9)	Stock option granted on 5/12/2009 for 8,000 shares vests and becomes exercisable in 25% increments on each yearly anniversary of the date of grant.
(10)	Stock option granted on 5/11/2010 for 8,900 shares vests and becomes exercisable in 25% increments on each yearly anniversary of the date of grant.
(11)	Restricted stock award granted on 5/12/2009 for 1,600 shares vests on 3 years from the anniversary of the date of grant.
(12)	Restricted stock award granted on 5/11/2010 for 1,265 shares vests on 3 years from the anniversary of the date of grant.
(13)	Stock option granted on 5/11/2010 for 6,800 shares vests and becomes exercisable in 25% increments on each yearly anniversary of the date of grant.
(14)	Restricted stock award granted on 8/13/2009 for 700 shares vests on 3 years from the anniversary of the date of grant.
(15)	Restricted stock award granted on 5/11/2010 for 965 shares vests on 3 years from the anniversary of the date of grant.
(16)	Stock option granted on 8/9/2007 for 1,407 shares vests and becomes exercisable in 25% increments on each yearly anniversary of the date of grant.
(17)	Stock option granted on 5/13/2008 for 7,500 shares vests and becomes exercisable in 25% increments on each yearly anniversary of the date of grant.
(18)	Stock option granted on 8/14/2008 for 2,200 shares vests and becomes exercisable in 25% increments on each yearly anniversary of the date of grant.
(19)	Stock option granted on 5/12/2009 for 2,000 shares vests and becomes exercisable in 25% increments on each yearly anniversary of the date of grant.
(20)	Stock option granted on 5/11/2010 for 6,900 shares vests and becomes exercisable in 25% increments on each yearly anniversary of the date of grant.
(21)	Stock option granted on 10/27/2005 for 9,750 shares vests and becomes exercisable in 25% increments on each yearly anniversary of the date of grant.
(22)	Restricted stock award granted on 5/12/2009 for 500 shares vests on 3 years from the anniversary of the date of grant.
(23)	Restricted stock award granted on 5/11/2010 for 975 shares vests on 3 years from the anniversary of the date of grant.
(24)	Stock option granted on 8/9/2007 for 8,937 shares vests and becomes exercisable in 25% increments on each yearly anniversary of the date of grant.
(25)	Stock option granted on 8/14/2008 for 7,100 shares vests and becomes exercisable in 25% increments on each yearly anniversary of the date of grant.
(26)	Stock option granted on 5/12/2009 for 5,000 shares vests and becomes exercisable in 25% increments on each yearly anniversary of the date of grant.
(27)	Stock option granted on 5/11/2010 for 6,900 shares vests and becomes exercisable in 25% increments on each yearly anniversary of the date of grant.
(28)	Restricted stock award granted on 5/12/2009 for 1,000 shares vests on 3 years from the anniversary of the date of grant.
(29)	Restricted stock award granted on 5/11/2010 for 975 shares vests on 3 years from the anniversary of the date of grant.

(30)	Stock option granted on 8/2/2006 for 18,416 shares vests and becomes exercisable in 25% increments on each yearly anniversary of the date of grant.
(31)	Stock option granted on 8/9/2007 for 9,189 shares vests and becomes exercisable in 25% increments on each yearly anniversary of the date of grant.
(32)	Stock option granted on 8/14/2008 for 10,800 shares vests and becomes exercisable in 25% increments on each yearly anniversary of the date of grant.
(33)	Stock option granted on 5/12/2009 for 12,000 shares vests and becomes exercisable in 25% increments on each yearly anniversary of the date of grant.
(34)	Stock option granted on 8/12/2005 for 4,124 shares vested on 4 years from the anniversary of the grant and became exercisable on August 12, 2009.
(35)	Restricted stock award granted on 5/12/2009 for 2,400 shares vests on 3 years from the anniversary of the date of grant.

Option Exercises and Stock Vested in Fiscal Year 2010

The following table sets forth certain information concerning stock option exercises by the named executive officers in 2010.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)(1)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(2)
J. Kevin Gilligan	—	—	3,000	251,310
Steven L. Polacek	—	—	—	—
Sally B. Chial	—	—	—	—
Kyle M. Carpenter	—	—	—	—
Jason Van de Loo	—	—	—	—
Michael J. Offerman	15,031	772,899	—	—
Lois M. Martin	48,727	3,091,984	—	—

(1)	The value realized on exercise is calculated as the multiple of (A) either (i) the actual sales price of the shares underlying the options exercised if the shares were immediately sold or (ii) the closing price of the shares underlying the options exercised if the shares were held, minus (B) the applicable exercise price of those options.
(2)	The value realized at vesting is calculated as the closing price of the shares on the date of vesting.

Potential Payments Upon Termination or Change-in-Control

On September 11, 2007, we established the Capella Education Company Senior Executive Severance Plan, referred to as the Senior Executive Severance Plan, to provide severance pay and other benefits to certain eligible employees. To be eligible for the Senior Executive Severance Plan, the employee must: (1) be designated as a participant in writing by our chief executive officer, (2) be in a select group of management or highly compensated employees within the meaning of the Employee Retirement Income Security Act of 1974, (3) have completed 90 days of service with us from the most recent date of hire, (4) have their employment terminated under certain circumstances, (5) not be a participant in the Executive Severance Plan applicable to certain other employees and (6) execute a release. The release contains non-competition and non-solicitation provisions that apply for a period of 12 months post-termination of employment, and confidentiality provisions that apply indefinitely following termination of employment. As of December 31, 2010, the participants in the Senior Executive Severance Plan included our chief executive officer and chairman of the board of directors and all senior vice president level employees and vice president level employees, including all of the named executive officers in the Summary Compensation Table.

Under the Senior Executive Severance Plan, as amended on December 13, 2007 and August 14, 2008, a qualifying severance event occurs if, unrelated to a change-in-control, there is an involuntary termination other than for cause. A qualifying event also occurs in the event there is a change-in-control, and there is a voluntary termination of employment for good reason or an involuntary termination other than for cause, within 24 months following the change-in-control. Participants who experience a qualifying severance event will be eligible to receive severance benefits, based on their termination event, including severance pay equal to 12 months of base salary (or 24 months, if following a change-in-control), outplacement assistance for up to 12 months, and continuation coverage under certain employee benefit plans for up to 12 months (or up to 18 months, if following a change-in-control), subject to adjustments as provided below. For employee benefit plan continuation, the departed employee must pay the employee portion of applicable premiums during the applicable continuation period, just as he/she would have paid during his/her employment. In situations involving a qualifying termination within 24 months of the change-in-control event, a participant (except the chief executive officer) will also receive payment of 200% of any targeted bonus for the year of termination. Severance pay is paid bi-weekly in accordance with our standard payroll practices over the number of months upon which severance pay is based. However, amounts payable during the first six months following the participant’s termination may be limited, as necessary to be an “involuntary separation pay plan” under Internal Revenue Code Section 409A.

To further comply with Internal Revenue Code Section 409A, if a participant has a qualifying severance event in his/her first calendar year of employment with the company, any amounts otherwise payable to said participant under the Senior Executive Severance Plan during the first six months following termination will be paid by the March 15th of the calendar year following the calendar year in which the participant terminated employment.

We have also provided specific severance benefits to certain of our executives under such executives’ employment agreements, which are described below. The Senior Executive Severance Plan provides that any employment agreement that specifically provides for the payment of severance benefits will remain in full force and effect and that any amounts due and payable under the Senior Executive Severance Plan will be reduced or offset by any similar amounts payable due to termination under an employment agreement.

Our Board of Directors, chief executive officer, or any other individual or committee to whom such authority has been delegated may amend or terminate the Senior Executive Severance Plan (the “Plan”). The Plan cannot be amended to reduce benefits or alter Plan terms, except as may be required by law, for a period of 24 months following a change-in-control, as defined in the Plan. In addition, the Plan provides that any amendment to the Plan or termination of the Plan, adopted within six months prior to a change in control will become null and void upon the change-in-control event. The Senior Executive Severance Plan will terminate immediately upon our filing for relief in bankruptcy or on such date as an order for relief in bankruptcy is entered against us.

For purposes of the Senior Executive Severance Plan, certain terms are defined as follows:

•

“Cause” means (1) employee’s commission of a crime or other act that could materially damage our reputation; (2) employee’s theft, misappropriation, or embezzlement of our property; (3) employee’s falsification of records maintained by us; (4) employee’s failure substantially to comply with our written policies and procedures as they may be published or revised from time to; (5) employee’s misconduct directed toward learners, employees, or adjunct faculty; or (6) employee’s failure substantially to perform the material duties of employee’s employment, which failure is not cured within 30 days after written notice from us specifying the act of non-performance.

•

“Good Reason” means (1) the demotion or reduction of the executive’s job responsibilities upon a Change-in-Control; (2) executive’s total target compensation is decreased by more than 10 percent in a 12 month period; or (3) a reassignment of executive’s principal place of work, without their consent, to a location more than 50 miles from their principal place of work upon a Change-in-Control. To be eligible for benefits, the executive must terminate employment for Good Reason within 24 months after the date of the qualified Change-in-Control. In addition, the executive must have provided written notice to us of the asserted Good Reason not later than 30 days after the occurrence of the event on which Good Reason is based and at least 30 days prior to executive’s proposed termination date. We may take action to cure executive’s stated Good Reason within this 30-day period. If we take action, executive will not be eligible for Plan benefits if the executive voluntarily terminates.

•	A “Change-in-Control” shall be deemed to occur if any of the following occur:

(1)	Any person or entity acquires or becomes a beneficial owner, directly or indirectly, of securities of Capella representing 35% or more of the combined voting power of our then outstanding voting securities, subject to certain exceptions;

(2)	A majority of the members of our Board of Directors shall not be continuing directors, for which purpose continuing directors are generally those directors who were members of our board at the time we adopted the Plan and those directors for whose election our Board of Directors solicited proxies or who were elected or appointed by our Board of Directors to fill vacancies caused by death or resignation or to fill newly-created directorships;

(3)	Approval by our shareholders of a reorganization, merger or consolidation or a statutory exchange of our outstanding voting securities unless, immediately following such reorganization, merger, consolidation or exchange, all or substantially all of the persons who were the beneficial owners, respectively, of our voting securities and shares immediately prior to such reorganization, merger, consolidation or exchange beneficially own, directly or indirectly, more than 65% of, respectively, the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors and the then outstanding shares of common stock, as the case may be, of the corporation resulting from such reorganization, merger, consolidation or exchange in substantially the same proportions as their ownership, immediately prior to such reorganization, merger, consolidation or exchange, of our voting securities and shares, as the case may be; or

(4)	Approval by the shareholders of (x) a complete liquidation or dissolution of our company or (y) the sale or other disposition of all or substantially all of our assets (in one or a series of transactions), other than to a corporation with respect to which, immediately following such sale or other disposition, more than 65% of, respectively, the combined voting power of the then outstanding voting securities of such corporation entitled to vote generally in the election of directors and the then outstanding shares of common stock of such corporation is then beneficially owned, directly or indirectly, by all or substantially all of the persons who were the beneficial owners, respectively, of our voting securities and shares immediately prior to such sale or other disposition in substantially the same proportions as their ownership, immediately prior to such sale or other disposition, of our voting securities and shares, as the case may be.

J. Kevin Gilligan Employment Agreement. Under the terms of our employment agreement with Mr. Gilligan, in the event of Mr. Gilligan’s involuntary termination of employment without Cause, as defined in the Senior Executive Severance Plan, the severance payable to Mr. Gilligan shall be not less than an amount equal to three times Mr. Gilligan’s annualized base salary in effect immediately prior to the date of termination of Mr. Gilligan’s employment.

Lois M. Martin Transition Agreement. Under the terms of our transition agreement with Ms. Martin, the terms of which supercede and replace her letter agreement and our senior executive severance plan, Ms. Martin was not entitled to any termination or change-in-control payments as of December 31, 2010, other than (i) the transition payment of $281,250 pursuant to her transition agreement; and (ii) acceleration of vesting of equity awards under our equity incentive plan in the event of a change in control.

For purposes of the following tables, certain terms, such as “cause,” “good reason,” and “change-in-control” are defined in the Senior Executive Severance Plan as described above, or, if the definition is more favorable to the executive, as such term is defined in any letter agreement between us and the executive, which are also described above.

In the event that an involuntary termination of the employment of a named executive officer other than for cause has occurred (assuming a change-in-control had not occurred) on December 31, 2010, the following amounts would have been paid to each named executive:

Name	Base Salary Payment Amount ($)(1)	Target Bonus Compensation Payment Amount ($)	Retention Bonus Payment Amount ($)		Estimated Value of Outplacement Assistance ($)	Value of Insurance Premiums for Health, Dental and Life Insurance Continuation ($)(2)	Total ($)
J. Kevin Gilligan	1,950,000	—	—		30,000	17,109	1,997,109
Steven L. Polacek	400,000	—	—		30,000	17,645	447,645
Sally B. Chial	312,000	—	—		30,000	14,012	356,012
Kyle M. Carpenter	332,000	—	—		30,000	16,606	378,606
Jason Van de Loo	260,000	—	—		30,000	9,429	299,429
Michael J. Offerman	200,000	—	—		30,000	12,296	242,296
Lois M. Martin	—	—	281,250	(3)	—	—	281,250

(1)	Equal to 12 months of base salary in effect on December 31, 2010 for all named executive officers, except equal to three times annualized base salary for Mr. Gilligan.
(2)	Reflects the employer share of the premiums for our insurance plans for 12 months.

•	For Mr. Gilligan, includes medical insurance premiums of $15,277; dental insurance premiums of $774; and life insurance premiums of $1,058.

•	For Mr. Polacek, includes medical insurance premiums of $16,181; dental insurance premiums of $793; and life insurance premiums of $672.

•	For Ms. Chial, includes medical insurance premiums of $13,494; and life insurance premiums of $519.

•	For Mr. Carpenter, includes medical insurance premiums of $15,277; dental insurance premiums of $774; and life insurance premiums of $555.

•	For Mr. Van de Loo, includes medical insurance premiums of $8,250; dental insurance premiums of $774; and life insurance premiums of $405.

•	For Dr. Offerman, includes medical insurance premiums of $11,574; dental insurance premiums of $240; and life insurance premiums of $482.

(3)	Payment amount as provided in Ms. Martin’s transition agreement, dated May 3, 2011.

If, on December 31, 2010, a named executive officer involuntarily terminated his or her employment within 24 months of a change-in-control for good reason, or if the employment of a named executive officer was involuntarily terminated other than for cause within 24 months of a change-in-control, the following amounts would have been paid to each named executive officer:

Name	Base Salary Payment Amount ($)(1)	Target Bonus Compensation Payment Amount ($)(2)	Retention Bonus Payment Amount ($)		Value of Accelerated Options ($)(3) (4)	Value of Accelerated Awards ($)(5)	Estimated Value of Outplacement Assistance ($)	Value of Insurance Premiums for Health, Dental and Life Insurance Continuation ($)(6)	Total ($)
J. Kevin Gilligan	1,300,000	1,300,000	—		345,825	1,360,563	30,000	25,663	4,362,051
Steven L. Polacek	800,000	600,000	—		—	353,873	30,000	26,468	1,810,341
Sally B. Chial	624,000	312,000	—		203,895	190,752	30,000	21,019	1,381,666
Kyle M. Carpenter	664,000	332,000	—		—	110,856	30,000	24,909	1,161,765
Jason Van de Loo	520,000	260,000	—		46,629	98,206	30,000	14,143	968,978
Michael J. Offerman	400,000	200,000	—		156,076	131,496	30,000	18,444	936,016
Lois M. Martin	—	—	281,250	(7)	261,715	159,792	—	—	702,757

(1)	Equal to 24 months of base salary in effect on December 31, 2010 for all named executive officers, other than Ms. Martin. Amounts would be paid in bi-weekly installments over the term of the severance period (calculated as the number of months during which the participant is entitled to receive base salary), subject to any six month delay in payments to comply with Section 409A.
(2)	Equal to two times the target bonus amount for fiscal 2010 for all named executive officers. Amounts would be paid in a lump sum upon termination, subject to any six month delay in payments to comply with Section 409A.
(3)	Based on the closing price of our common stock on December 31, 2010, the last trading day of fiscal 2010, of $66.58.
(4)	Under the 2005 Stock Incentive Plan, options vest in full if a termination of employment occurs within three years of the change-in-control.
(5)	Under the 2005 Stock Incentive Plan, forfeiture provisions on restricted stock cease if a termination of employment occurs within two years of the change-in-control.
(6)	Reflects the employer share of the premiums for our insurance plans for 18 months, as follows:

•	For Mr. Gilligan, includes medical insurance premiums of $22,915; dental insurance premiums of $1,161; and life insurance premiums of $1,587.

•	For Mr. Polacek, includes medical insurance premiums of $24,271; dental insurance premiums of $1,190; and life insurance premiums of $1,008.

•	For Ms. Chial, includes medical insurance premiums of $20,241; and life insurance premiums of $778.

•	For Mr. Carpenter, includes medical insurance premiums of $22,916; dental insurance premiums of $1,161; and life insurance premiums of $833.

•	For Mr. Van de Loo, includes medical insurance premiums of $12,375; dental insurance premiums of $1,161; and life insurance premiums of $608.

•	For Dr. Offerman, includes medical insurance premiums of $17,361; dental insurance premiums of $360; and life insurance premiums of $723.

(7)	Payment amount as provided in Ms. Martin’s transition agreement, dated May 3, 2011.

Summary of Other Provisions—Termination of Employment

Disability Termination. Executive officers whose employment terminates due to disability have the following provisions specific to the termination event:

•	70% of any unused paid time off balance at the time of termination will be paid out.

•

Under the terms of our stock option plans and stock incentive plan, all unvested options immediately vest upon termination, and the employee has up to one year post-termination to exercise options before expiration. If a termination due to disability had occurred on December 31, 2010, the value of the accelerated options for each named executive officer would have been as follows: Mr. Gilligan—$345,825; Mr. Polacek—$0; Ms. Chial—$203,895; Mr. Carpenter—$0; Mr. Van de Loo—$46,629; Dr. Offerman—$156,076; and Ms. Martin—$261,715.

•

Under the terms of our stock incentive plan and our restricted stock unit (RSU) grant agreements, a pro rata portion of the RSUs vest upon disability, calculated through the date the recipient ceases to be an employee. If a termination due to disability had occurred on December 31, 2010, the value of the accelerated restricted stock awards each named executive officer would have been as follows: Mr. Gilligan—$533,838; Mr. Polacek—$17,178; Ms. Chial—$76,101; Mr. Carpenter—$35,221; Mr. Van de Loo—$32,025; Dr. Offerman—$50,201; and Ms. Martin—$87,153.

•

Under the terms of our long term disability insurance plan, assuming the executive has enrolled, the executive is entitled to receive 60% of their regular base salary, up to a maximum of $10,000 a month, for as long as they are classified as disabled by the insurance company. Such amounts will be paid by the insurance company under the terms of our insured plan.

Retirement. Senior executive officers (which currently includes all executives at or above the vice president level, including each of the named executive officers) whose employment terminates due to retirement have the following provisions specific to the termination event:

•	70% of any unused paid time off balance at the time of termination will be paid out.

•

Under the terms of our 2005 Stock Incentive Plan, the employee has up to one year post-termination to exercise any vested options which were vested as of the termination date. Under the terms of our 1999 Stock Option Plan, the employee has up to three months post-termination to exercise any options which were vested as of the termination date. Under the terms of our 1993 Stock Option Plan, the employee has up to sixty days post-termination to exercise any options which were vested as of the termination date.

•

The executive will be eligible to take a distribution consistent with reaching normal retirement age, and the provisions specified in the 401(k) retirement savings plan, from his or her account balance.

Death.

•

Upon death, all stock options issued under the 1999 Stock Option Plan and the 2005 Stock Incentive Plan become immediately exercisable, and remain exercisable for up to one year following the event. If a termination due to death had occurred on December 31, 2010, the value of the accelerated options for each named executive officer would have been as follows: Mr. Gilligan—$345,825; Mr. Polacek—$0; Ms. Chial—$203,895; Mr. Carpenter—$0; Mr. Van de Loo—$46,629; Dr. Offerman—$156,076; and Ms. Martin—$261,715.

•

Under the terms of our stock incentive plan and our restricted stock unit (RSU) grant agreements, a pro rata portion of the RSUs vest upon death, calculated through the date of death. If a termination due to death had occurred on December 31, 2010, the value of the accelerated restricted stock awards each named executive officer would have been as follows: Mr. Gilligan—$533,838; Mr. Polacek—$17,178; Ms. Chial—$76,101; Mr. Carpenter—$35,221; Mr. Van de Loo—$32,025; Dr. Offerman—$50,201; and Ms. Martin—$87,153.

Director Compensation

The following table shows, for the fiscal year ended December 31, 2010, all compensation that our company paid to our directors.

Name	Fees Earned or Paid in Cash ($)(1)	Stock Awards ($)		Total ($)
Mark N. Greene	50,000	54,790		104,790
Michael Linton(2)	12,500	—		12,500
Michael Lomax(2)	12,500	—		12,500
Jody G. Miller	56,000	204,650	(3)	260,650
Stephen Shank	42,639	54,790		97,429
Andrew M. Slavitt	57,625	54,790		112,415
David W. Smith	57,500	54,790		112,290
Jeffrey W. Taylor	50,000	204,650	(3)	254,650
Sandra E. Taylor	50,000	54,790		104,790
Darrell R. Tukua	61,000	54,790		115,790

(1)	Fees reflect annual retainer and committee chairperson fees which were paid quarterly. These fees were the only cash compensation paid to any director in 2010, with the exception of Mr. Shank, who received $44,334 in cash compensation for serving as our executive chairman until February 23, 2010.
(2)	Mr. Linton and Dr. Lomax joined our Board of Directors on December 2, 2010.

(3)	For Ms. Miller and Mr. Taylor, a portion of each of their stock award equal to $149,860 was paid as a special equity grant. See “Special Equity Grants—Miller and J. Taylor” on following page.

The following table shows the aggregate number of shares underlying outstanding stock options held by our directors as of December 31, 2010.

Name	Shares Underlying Outstanding Stock Option Awards (#)	Exercisable (#)	Unexercisable (#)	Shares Underlying Outstanding Stock Awards not Vested (#)
Mark N. Greene	10,000	5,000	5,000	1,315
Michael A. Linton	—	—	—	—
Michael L. Lomax	—	—	—	—
Jody G. Miller	6,427	6,427	—	3,315
Stephen Shank	—	—	—	615
Andrew M. Slavitt	11,931	9,431	2,500	1,315
David W. Smith	1,931	1,931	—	1,315
Jeffrey W. Taylor	1,931	1,931	—	3,315
Sandra E. Taylor	13,927	13,927	—	1,315
Darrell R. Tukua	10,924	10,924	—	1,315

In 2010, we paid each non-employee an annual cash retainer of $50,000, paid quarterly, for fees associated with board and committee service. Mr. Smith, our lead director, received an additional cash retainer of $7,500, paid quarterly. Mr. Tukua, the chair of the Audit Committee, received $11,000, Mr. Slavitt, the chair of the Compensation Committee, received $7,625, and Ms. Miller, the chair of the Governance Committee, received $6,000, all paid quarterly. Each non-employee director has the option to receive stock options in lieu of cash compensation; in 2010, no directors made this election.

Each non-employee director also received restricted stock units valued at approximately $55,000, which vest ratably over three years.

The Compensation Committee believes that a balance of equity and cash compensation for non-employee directors is the most appropriate way to compensate them for board service. Providing the non-employee director the ability to elect equity in lieu of any or all cash compensation also offers some flexibility to the individual members. Equity compensation also aligns the board member’s interests with the shareholders.

In 2010, the Board determined, upon recommendation of the Compensation Committee, compensation for directors would no longer include an initial equity grant at time of appointment to the Board.

Special Equity Grants—Miller and J. Taylor

We have historically awarded initial equity grants to non-management directors when they join our Board of Directors. Prior to our initial public offering, several of our directors were affiliated with early stage investors and did not receive initial equity grants upon election. In certain instances, such directors remained on our Board after they ceased to be affiliated with an investor, and while no two situations are identical, one former director previously affiliated with an early stage investor received an initial equity grant, while Mr. Taylor and Ms. Miller did not.

In 2010, our Compensation Committee considered that Mr. Taylor and Ms. Miller did not receive initial equity grants from the company. Mr. Taylor and Ms. Miller have continued to serve as valuable members of our Board since that time. While the Committee determined it was not feasible to put Mr. Taylor and Ms. Miller in the position of having received initial equity grants, it decided to award each of them some equity compensation, in addition to their annual awards, to recognize the valuable contributions they have made and continue to make to our Company. In August 2010, our Board approved a recommendation from the Compensation Committee to award each Mr. Taylor and Ms. Miller 2,000 restricted stock units with a grant date fair value of approximately $150,000 and pro rata vesting over 3 years.

Director Stock Ownership Guidelines

Our Corporate Governance Principles include stock ownership guidelines for our non-employee directors. Under these guidelines, each such director should continue to hold the amount of equity compensation that he or she has been granted by us for service as a director over any of the past five years, excluding any equity compensation that would have been paid in cash but for the director electing to receive equity. Exceptions to this guideline should be authorized in advance by the Governance Committee. As with our executive stock ownership guidelines, we believe that these guidelines for directors promote alignment between the interests of our corporate leadership and our shareholders.

SECURITIES OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information with respect to the beneficial ownership of our common stock as of January 15, 2011 by:

•

each persons or entities, including any “group” as that term is used in Section 13(d)(3) of the Securities Exchange Act of 1934 (the “Exchange Act”), who is known to own beneficially more than 5% of the outstanding shares of our common stock;

•	each current director;

•	each of the named executive officers; and

•	all directors and executive officers as a group.

Beneficial ownership is determined in accordance with the SEC’s rules. In computing percentage ownership of each person, shares of common stock subject to options held by that person that are currently exercisable, or exercisable within 60 days of January 15, 2011, are deemed to be outstanding and beneficially owned by that person. These shares, however, are not deemed outstanding for the purpose of computing the percentage ownership of any other person.

Except as indicated in the notes to this table and pursuant to applicable community property laws, each shareholder named in the table has sole voting and investment power with respect to the shares set forth opposite such shareholder’s name. Percentage of ownership is based on 16,310,399 shares of our common stock outstanding on January 15, 2011. All fractional common share amounts have been rounded to the nearest whole number. The address for each executive officer and director is Capella Education Company, Capella Tower, 225 South 6th Street, 9th Floor, Minneapolis, Minnesota 55402.

Name of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percent of Common Stock
5% Shareholders (other than Mr. Shank)
Capital World Investors, Inc.(a)	1,805,826	11.07%
333 South Hope Street
Los Angeles, CA 90071
BlackRock, Inc.(b)	1,211,797	7.43%
40 East 52nd Street
New York, NY 10022
Neuberger Berman Group, LLC(c)	1,115,939	6.84%
605 Third Avenue
New York, NY 10158
The TCW Group, Inc.(d)	957,493	5.87%
865 South Figueroa Street
Los Angeles, CA 90017
Waddell & Reed Financial, Inc.(e)	886,072	5.43%
6300 Lamar Avenue
Overland Park, Kansas 66202
Directors and Named Executive Officers
Kyle M. Carpenter	0	*
Sally B. Chial(f)	24,500	*
J. Kevin Gilligan(g)	14,519	*
Mark N. Greene(h)	5,350	*
Michael A. Linton	0	*
Michael L. Lomax	0	*
Lois M. Martin(i)	41,952	*
Jody G. Miller(j)	7,027	*
Michael J. Offerman(k)	10,104	*
Steven L. Polacek	0	*
Stephen G. Shank(l)	1,300,984	7.98%
Andrew M. Slavitt(m)	9,781	*
David W. Smith(n)	16,696	*
Jeffrey W. Taylor(o)	7,327	*
Sandra E. Taylor(p)	14,525	*
Darrell R. Tukua(q)	11,524	*
Jason Van de Loo(r)	10,645	*
All directors and executive officers as a group (19 persons)(s)	1,485,574	9.00%

*	Less than 1%
(a)	Based on a Schedule 13G filed under the Exchange Act on February 7, 2011, as amended by a Schedule 13G/A filed on February 14, 2011, reporting beneficial ownership as of December 31, 2010. Capital World Investors, a division of Capital Research and Management Company (CRMC), is deemed to be the beneficial owner of 1,805,826 shares of common stock believed to be outstanding as a result of CRMC acting as investment adviser to various investment companies registered under Section 8 of the Investment Company Act of 1940.

(b)	Based on a Schedule 13G filed under the Exchange Act on February 3, 2011 reporting beneficial ownership as of December 31, 2010. The securities are beneficially owned by BlackRock, Inc. and related affiliates. BlackRock, Inc. reports having sole voting and sole dispositive power over all 1,211,797 shares.
(c)	Based on a Schedule 13G filed under the Exchange Act on February 14, 2011 reporting beneficial ownership as of December 31, 2010. The securities are beneficially owned by Neuberger Berman Group LLC and related affiliates, reported beneficial ownership of 1,115,939 shares. Neuberger Berman Group, LLC reports having shared voting power over 960,520 shares and shared dispositive power over all 1,115,939 shares. Neuberger Berman Group LLC may be deemed to be the beneficial owner for purposes of Rule 13d-3 because certain affiliated persons have shared power to retain or dispose of the securities of many unrelated clients. Neuberger Berman Group LLC or its affiliated persons do not, however, have any economic interest in the securities of those clients. The clients are the actual owners of the securities and have the sole right to receive and the power to direct the receipt of dividends from or proceeds from the sale of such securities. No one client has an interest of more than 5% of the issuer.

With regard to the shares over which Neuberger Berman Group LLC has shared voting power, Neuberger Berman Group LLC may be deemed to be the beneficial owner for purposes of Rule 13d-3 because certain affiliated persons have shared power to retain, dispose of and vote the securities. Each of Neuberger Berman LLC and Neuberger Berman Management LLC serve as a sub-adviser and investment manager, respectively, of Neuberger Berman Group LLC’s various registered mutual funds which hold such shares in the ordinary course of their business and not with the purpose nor with the effect of changing or influencing the control of the issuer. The holdings of Neuberger Berman Trust Co N.A., Neuberger Berman Trust Co of Delaware N.A., NB Alternative Fund Management LLC, NB Alternatives Advisers LLC and Neuberger Berman Fixed Income LLC, affiliates of Neuberger Berman LLC, are also aggregated to comprise the holdings referenced herein.

(d)	Based on a Schedule 13G filed under the Exchange Act on February 10, 2011 reporting beneficial ownership as of December 31, 2010. The securities are beneficially owned by The TCW Group, Inc, on behalf of itself and its direct and indirect subsidiaries, Trust Company of the West, TCW Asset Management Company and TCW Investment Management Company, which collectively constitute The TCW Business Unit. The TCW Business Unit is primarily engaged in the provision of investment management services. The TCW Group, Inc. has shared voting power over 823,410 shares and shared dispositive power over 957,493 shares.
(e)	Based on a Schedule 13G filed under the Exchange Act on February 8, 2011 reporting beneficial ownership as of December 31, 2010. The securities are beneficially owned by one or more open-end investment companies or other managed accounts which are advised or sub-advised by Ivy Investment Management Company (“IICO”), an investment advisory subsidiary of Waddell & Reed Financial, Inc. (“WDR”) or Waddell & Reed Investment Management Company (“WRIMCO”), an investment advisory subsidiary of Waddell & Reed, Inc. (“WRI”). WRI is a broker-dealer and underwriting subsidiary of Waddell & Reed Financial Services, Inc., a parent holding company (“WRFSI”). In turn, WRFSI is a subsidiary of WDR, a publicly traded company.
(f)	Consists of (1) 24,500 shares underlying options granted to Ms. Chial that are exercisable within 60 days.
(g)	Consists of (1) 7,019 shares held by Mr. Gilligan of which 4,019 shares are held directly by Mr. Gilligan and 3,000 shares are unvested restricted stock over which Mr. Gilligan has voting power, and (3) 7,500 shares underlying options granted to Mr. Gilligan that are exercisable within 60 days.
(h)	Consists of (1) 350 shares held by Dr. Greene and (2) 5,000 shares underlying options granted to Dr. Greene that are exercisable within 60 days.
(i)	Consists of (1) 17,500 shares held by Ms. Martin, (2) 24,020 shares underlying options granted to Ms. Martin that are exercisable within 60 days, and (3) 432 shares held by the Capella Retirement Savings Plan for Ms. Martin’s account.
(j)	Consists of (1) 600 shares held by Ms. Miller and (2) 6,427 shares underlying options granted to Ms. Miller that are exercisable within 60 days.

(k)	Consists of (1) 5,770 shares held by Dr. Offerman, (2) 1,775 shares underlying options granted to Dr. Offerman that are exercisable within 60 days, and (3) 2,559 shares held by the Capella Retirement Savings Plan for Dr. Offerman’s account.
(l)	Consists of (1) 897,234 shares held by Mr. Shank; (2) 10,062 shares beneficially held by the Stephen G. Shank December 2010 7 Year Grantor Retained Annuity Trust, the trustee of which is Mary Shank Retzlaff, the reporting person’s daughter; (3) 10,062 shares beneficially held by Judith F. Shank December 2010 7 Year Grantor Retained Annuity Trust, the trustee of which is Susan Shank, the reporting person’s daughter; (4) 18,307 shares beneficially held by the Stephen G. Shank October 2010 7 Year Grantor Retained Annuity Trust, the trustee of which is Mary Shank Retzlaff, the reporting person’s daughter; (5) 18,307 shares beneficially held by Judith F. Shank October 2010 7 Year Grantor Retained Annuity Trust, the trustee of which is Susan Shank, the reporting person’s daughter; (6) 22,600 shares beneficially held by the Stephen G. Shank 2010 7 Year Grantor Retained Annuity Trust, the trustee of which is Mary Shank Retzlaff, the reporting person’s daughter; (7) 37,957 shares beneficially held by the Stephen G. Shank 2009 5 year #1 Grantor Retained Annuity Trust, the trustee of which is Mary Shank Retzlaff, the reporting person’s daughter; (8) 37,957 shares beneficially held by the Judith F. Shank 2009 5 year #1 Grantor Retained Annuity Trust, the trustee of which is Susan Shank, the reporting person’s daughter; (9) 30,595 shares beneficially held by the Stephen G. Shank 2009 2 year #1 Grantor Retained Annuity Trust, the trustee of which is Mary Shank Retzlaff, the reporting person’s daughter; (10) 30,595 shares beneficially held by the Judith F. Shank 2009 2 year #1 Grantor Retained Annuity Trust, the trustee of which is Susan Shank, the reporting person’s daughter; (11) 9,809 shares beneficially held by the Stephen G. Shank October 2009 5 year #2 Grantor Retained Annuity Trust, the trustee of which is Mary Shank Retzlaff, the reporting person’s daughter; (12) 9,809 shares beneficially held by Judith F. Shank October 2009 5 year #2 Grantor Retained Annuity Trust, the trustee of which is Susan Shank, the reporting person’s daughter; (13) 5,689 shares beneficially held by the Stephen G. Shank October 2009 2 year #2 Grantor Retained Annuity Trust, the trustee of which is Mary Shank Retzlaff, the reporting person’s daughter; (14) 5,689 shares beneficially held by Judith F. Shank October 2009 2 year #2 Grantor Retained Annuity Trust, the trustee of which is Susan Shank, the reporting person’s daughter; (15) 6,735 shares beneficially held by the Shank Family Foundation, of which Mr. Shank is a trustee; and (16) 149,577 shares held by reporting person’s spouse. As a result, Mr. Shank has sole voting and sole dispositive power over 897,234 shares and shared voting and shared dispositive power over 407,750 shares.
(m)	Consists of (1) 350 shares held by Mr. Slavitt, and (2) 9,431 shares underlying options granted to Mr. Slavitt that are exercisable within 60 days.
(n)	Consists of (1) 14,765 shares held by Mr. Smith and (2) 1,931 shares underlying options granted to Mr. Smith that are exercisable within 60 days.
(o)	Consists of (1) 5,396 shares held by Mr. Taylor, and (2) 1,931 shares underlying options granted to Mr. Taylor that are exercisable within 60 days.
(p)	Consists of (1) 598 shares held by Ms. Taylor and (2) 13,927 shares underlying options granted to Ms. Taylor that are exercisable within 60 days.
(q)	Consists of (1) 600 shares controlled by Mr. Tukua as trustee of the Darrell R. Tukua Revocable Trust and (2) 10,924 shares underlying options controlled by Mr. Tukua as trustee of the Darrell R. Tukua Revocable Trust that are exercisable within 60 days.
(r)	Consists of (1) 9,906 shares underlying options granted to Mr. Van de Loo that are exercisable within 60 days and (2) 739 shares held by the Capella Retirement Savings Plan for Mr. Van de Loo’s account.
(s)	Includes (1) 126,875 shares underlying options granted to our directors and executive officers that are exercisable within 60 days and (2) 1,776 shares held by the Capella Retirement Savings Plan for the accounts of our executive officers.

CERTAIN RELATIONSHIPS AND RELATED PERSON TRANSACTIONS

Related Person Transaction Approval Policy

Our Board of Directors has adopted a written related person transaction approval policy, which sets forth our company’s policies and procedures for the review, approval or ratification of any transaction required to be reported in our company’s filings with the SEC. Our policy applies to any transaction, arrangement or relationship or any series of similar transactions, arrangements or relationships in which our company (including any subsidiaries) is or will be a participant and in which a related person has a direct or indirect interest, but exempts the following:

•	payment of compensation by our company to a related person for the related person’s service to our company as a director, officer or employee;

•	transactions available to all employees or all shareholders of our company on the same terms;

•

transactions, which when aggregated with the amount of all other transactions between our company and a related person (or any entity in which the related person has an interest), involve less than $120,000 in a fiscal year; and

•	transactions in the ordinary course of business at the same prices and on the same terms as are made available to customers of the company generally.

The Audit Committee of our Board of Directors is to approve any related person transaction subject to this policy before commencement of the related person transaction. If such a transaction is not identified until after it has commenced, it must then be brought to the Audit Committee, which will consider all options, including approval, ratification, amendment, denial, termination or, if the transaction is completed, rescission. The Audit Committee will analyze the following factors, in addition to any other factors the committee deems appropriate, in determining whether to approve or ratify a related person transaction:

•	whether the terms are fair to our company;

•	whether the transaction is material to our company;

•	the role the related person has played in arranging the related person transaction;

•	the structure of the related person transaction; and

•	the interests of all related persons in the related person transaction.

The Audit Committee may, in its sole discretion, approve or deny any related person transaction. Approval of a related person transaction may be conditioned upon our company and the related person taking any actions that the Audit Committee deems appropriate. The Audit Committee has delegated to its chairperson authority to approve or take any other action with respect to a related person transaction that the committee itself would be authorized to take pursuant to this policy.

Currently and during 2010, our company was not party to any transactions that were determined to be related person transactions.

EQUITY COMPENSATION PLAN INFORMATION

The following table provides information as of December 31, 2010, with respect to shares of our common stock that may be issued under our existing equity compensation plans:

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights		Weighted-average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans
Equity Compensation Plans Approved by Securityholders	635,667	(1)	$53.14	1,969,071	(2)
Equity Compensation Plans Not Approved by Securityholders	none		—	none

Total	635,667	(1)	$53.14	1,969,071	(2)

(1)	Includes 574,337 outstanding options to purchase shares of our common stock under the Capella Education Company 2005 Stock Incentive Plan, the Capella Education Company 1999 Stock Option Plan, and the Capella Education Company 1993 Stock Option Plan and 61,330 outstanding RSUs that will be settled with shares of our common stock under the Capella Education Company 2005 Stock Incentive Plan.
(2)	Includes 1,519,071 shares available for future issuances under the Capella Education Company 2005 Stock Incentive Plan and 450,000 shares reserved for future issuance under an employee stock purchase plan that we may implement in the future.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the 1934 Act requires that our company’s directors and executive officers file initial reports of ownership and reports of changes in ownership with the SEC. Directors and executive officers are required to furnish our company with copies of all Section 16(a) forms they file. Based solely on a review of the copies of such forms furnished to our company and written representations from our company’s directors and executive officers, all Section 16(a) filing requirements were met for the fiscal year ended December 31, 2010, except that one report was filed on June 15, 2010 as a result of administrative error for Ms. Taylor, reporting the sale of two (2) shares of common stock on August 20, 2009.

ADDITIONAL INFORMATION

Our 2010 Annual Report and our Annual Report on Form 10-K for fiscal year 2010, including financial statements, are being delivered with this proxy statement. Shareholders whose shares are held in a brokerage, bank or similar account will receive a Notice Regarding the Availability of Proxy Materials from the organization holding the account. The Notice contains instructions on how to access our proxy materials on the Internet and how to request a paper or e-mail copy of our proxy materials, including our 2010 Annual Report and Annual Report on Form 10-K.

As of the date of this proxy statement, management knows of no matters that will be presented for determination at the meeting other than those referred to herein. If any other matters properly come before the meeting calling for a vote of shareholders, it is intended that the persons named in the proxies solicited by our Board of Directors, in accordance with their best judgment, will vote the shares represented by these proxies.

Shareholders who wish to obtain an additional copy of our Annual Report on Form 10-K, to be filed with the SEC for the fiscal year ended December 31, 2010, may do so without charge by writing to Investor Relations, Capella Education Company, Capella Tower, 225 South 6th Street, 9th Floor, Minneapolis, Minnesota 55402.

By Order of the Board of Directors,

Gregory W. Thom

Secretary

Dated: March 25, 2011

*** Exercise Your Right to Vote ***

Important Notice Regarding the Availability of Proxy Materials for the

Shareholder Meeting to Be Held on May 10, 2011

CAPELLA EDUCATION CO.

Meeting Information
Meeting Type: Annual Meeting
For holders as of: March 14,2011
Date: May 10, 2011	Time: 9:00	AMCDT
Location:	Capella Tower
225 South 6th Street
3rd Floor Business Center
Minneapolis, Minnesota 55402

You are receiving this communication because you hold shares in the above named company.

This is not a ballot. You cannot use this notice to vote these shares. This communication presents only an overview of the more complete proxy materials that are available to you on the Internet. You may view the proxy materials online at www.proxyvote.com or easily request a paper copy (see reverse side).

We encourage you to access and review all of the important

information contained in the proxy materials before voting.

See the reverse side of this notice to obtain proxy materials and voting instructions.

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Before You Vote

How to Access the Proxy Materials

Proxy Materials Available to VIEW or RECEIVE:
1. Shareholder Letter 2. Notice & Proxy Statement 3. Annual Report
How to View Online:
Have the information that is printed in the box marked by the arrow	XXXX XXXX XXXX	(located on the following page) and
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How To Vote

Please Choose One of the Following Voting Methods

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follow the instructions at www.proxyvote.com or request a paper copy of the materials, which will contain the appropriate instructions. Many shareholder meetings have attendance requirements including, but not limited to, the possession of an attendance ticket issued by the entity holding the meeting. Please check the meeting materials for any special requirements for meeting attendance.
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Voting items

The Board of Directors recommends that

you vote FOR the following:

1.	Election of Directors

Nominees

01	J. Kevin Gilligan	02	Mark N. Greene	03	Michael A. Linton	04	Michael L. Lomax	05	Jody G. Miller
06	Stephen G. Shank	07	Andrew M. Slavitt	08	David W. Smith	09	Jeffrey W. Taylor	10	Sandra E. Taylor
11	Darrell R. Tukua

The Board of Directors recommends you vote FOR the following proposal(s):

2	To ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2011

3	To submit an advisory vote on the executive compensation of our named executive officers (Say on Pay).

The Board of Directors recommends you vote 1 YEAR on the following proposal:

4	To submit an advisory vote on the frequency with which our shareholders will consider approving the compensation for our Named Executive Officers (Say When on Pay).

The Board of Directors recommends you vote FOR the following proposal(s):

5 To approve an Incentive Bonus Plan.

NOTE: To transact other business that may properly be brought before the meeting.

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VotingInstructions

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Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Shareholder Letter, Notice & Proxy Statement, Annual Report is/are available at www.proxyvote.com .

CAPELLA EDUCATION CO.

Annual Meeting of Shareholders

May 10, 2011 9:00 AM CT

This proxy is solicited by the Board of Directors

The undersigned, revoking all prior proxies, appoints J. Kevin Gilligan and Gregory W. Thom, or either of them acting alone, as proxies, with full power of substitution, to represent the undersigned and to vote, as indicated on the reverse side and otherwise in their discretion upon such other matters as may properly come before the meeting, all shares of the common stock of Capella Education Company that the undersigned is entitled to vote at the Annual Meeting of Shareholders of the Company to be held at Capella Tower, 225 South 6th Street, 3rd Floor Business Center, Minneapolis, Minnesota 55402 on Tuesday, May 10, 2011 at 9:00 a.m. CT and at any adjournment thereof. The undersigned hereby acknowledges receipt of the Proxy Statement of the Annual Meeting.

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors’ recommendations.

Continued and to be signed on reverse side

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CAPELLA EDUCATION CO.

225 SOUTH 6th STREET, 9TH FLOOR

MINNEAPOLIS, MN 55402

VOTE BY INTERNET - www.proxyvote.com

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ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS

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VOTE BY PHONE - 1-800-690-6903

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VOTE BY MAIL

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KEEP THIS PORTION FOR YOUR RECORDS

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		For	Withhold	For All	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.
		All	All	Except
The Board of Directors recommends you vote FOR the following:		☐	☐	☐

1.	Election of Directors
Nominees

01	J. Kevin Gilligan 02 Mark N. Greene		03 Michael A. Linton			04 Michael L. Lomax		05 Jody G. Miller
06	Stephen G. Shank 07 Andrew M. Slavitt		08 David W. Smith			09 Jeffrey W. Taylor		10 Sandra E. Taylor
11	Darrell R. Tukua

The Board of Directors recommends you vote FOR proposals 2 and 3.		For ☐	Against ☐	Abstain ☐	The Board of Directors recommends you vote 1 YEAR on the following proposal:			1 year	2 years	3 years	Abstain
2	To ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2011				4	To submit an advisory vote on the frequency with which our shareholders will consider approving the compensation for our Named Executive Officers (Say When on Pay).		☐	☐	☐	☐
3	To submit an advisory vote on the executive compensation of our named executive officers (Say on Pay).	☐	☐	☐	The Board of Directors recommends you vote FOR the following proposal:				For	Against	Abstain
					5	To approve an Incentive Bonus Plan.			☐	☐	☐
NOTE: To transact other business that may properly be brought before the meeting.

		Yes	No
Please indicate if you plan to attend this meeting		☐	☐

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.

	Signature [PLEASE SIGN WITHIN BOX]	Date				Signature (Joint Owners)	Date			Date

0000093629_1    R1.0.0.11699